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                                                                    Exhibit 2.15

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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             SPSS INTERNATIONAL B.V.

                                 (AS PURCHASER)

                                       AND

                                    SPSS INC.

                                       AND

          CZF DDI HOLDING COMPANY N.V., F/K/A NELINDA CORPORATION N.V.
                               GILDE IT FUND B.V.
                      ACCENTURE TECHNOLOGY VENTURES S.P.R.L
                          M. HOLSHEIMER MANAGEMENT B.V.
                 STICHTING CENTRUM VOOR WISKUNDE EN INFORMATICA
                                  B.C.M. DOUQUE
                                 A.P.J.M. SIEBES
                                  M. L. KERSTEN
                                  E.J. WESTHOFF

                                  (AS SELLERS)

                                       AND

                    STICHTING DATA DISTILLERIES SHAREHOLDERS
                        (AS SHAREHOLDERS REPRESENTATIVE)

                                       and

                   CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

                             DATED NOVEMBER 4, 2003

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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT, dated November 4, 2003 (this "AGREEMENT"), is entered into by and among (i) SPSS International B.V., an entity organized under the laws of the Netherlands, with its registered office at Avelingen-West 80, 4202 MV Gorinchem, the Netherlands, registered under number 23050101 with the trade register of the Chamber of Commerce of Rivierenland ("SPSS"); (ii) SPSS Inc., an entity organized under the laws of the State of Delaware, United States of America ("SPSS INC."); (iii) the owners of the share capital of Data Distilleries B.V., an entity organized under the laws of the Netherlands ("DATA DISTILLERIES"), identified on Exhibit A hereto (such owners being hereinafter referred to individually as a "SHAREHOLDER" and collectively as the "SHAREHOLDERS"), (iv) with respect to only the matters pertaining to the Shareholder Representative hereunder, Stichting Data Distilleries Shareholders, with its statutory seat in Amsterdam, the Netherlands (the "SHAREHOLDER REPRESENTATIVE"), and (v) for purposes of Section 9.10 and
Article 12 hereof, Capital Z Financial Services Fund II, L.P. SPSS, SPSS Inc. and the Shareholders shall be defined collectively as the "PARTIES."

                              W I T N E S S E T H:

         WHEREAS, the Shareholders own of record and beneficially all 4,065,310 of the issued and outstanding shares of common stock of Data Distilleries (the "DATA DISTILLERIES COMMON STOCK"), all 2,910,890 of the issued and outstanding shares of Series A Preferred Stock of Data Distilleries (the "DATA DISTILLERIES SERIES A STOCK"), all 7,586,557 of the issued and outstanding shares of Series B Preferred Stock of Data Distilleries (the "DATA DISTILLERIES SERIES B STOCK"), all 1 of the issued and outstanding shares of Series C Preferred Stock of Data Distilleries (the "DATA DISTILLERIES SERIES C STOCK"), all 1 of the issued and outstanding shares of Series D Preferred Stock of Data Distilleries (the "DATA DISTILLERIES SERIES D STOCK") and all 1 of the issued and outstanding shares of Series E Preferred Stock of Data Distilleries (the "DATA DISTILLERIES SERIES E STOCK"; the Data Distilleries Common Stock, the Data Distilleries Series A Stock, the Data Distilleries Series B Stock, the Data Distilleries Series C Stock, the Data Distilleries Series D Stock and the Data Distilleries Series E Stock are collectively referred to herein as the "DATA DISTILLERIES SECURITIES"); and

         WHEREAS, SPSS desires to purchase from the Shareholders, and the Shareholders desire to sell to SPSS, all of the Data Distilleries Securities.

         NOW, THEREFORE, the Parties hereto agree as follows:

                                   ARTICLE I
                           TERMS OF PURCHASE AND SALE

         1.1      Purchase and Sale.

                  (a) Subject to the terms and conditions contained in this Agreement, each Shareholder hereby covenants and agrees to sell and deliver the Data Distilleries Securities owned by such Shareholder to SPSS in exchange for such Shareholder's proportionate share of

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the Purchase Price (as hereinafter defined) set forth on Schedule 2.4(d) hereto.
SPSS hereby agrees to purchase and accept the delivery of the Data Distilleries Securities from the Shareholders in exchange for the Purchase Price payable as provided in Article 2 hereof.

                  (b) Legal title to the Data Distilleries Securities, which shall be free from any encumbrance, shall be delivered by the Shareholders to SPSS by virtue of the Deed of Transfer (as defined in Section 12.13). The Deed of Transfer shall be executed on the Closing Date in accordance with
Section 8.3 hereof.

                  (c) Subject to Closing (as defined in Section 1.2 below), the economic benefit and risk to the Data Distilleries Securities shall pass to SPSS, effective as of November 1, 2003.

         1.2 Time and Place of Closing. Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Data Distilleries Securities (the "CLOSING") will take place at the offices of Kennedy Van der Laan, Haarlemmerweg 333, 1051LH Amsterdam, at 10:00 a.m., local time, on November 4, 2003, or such other place, date and time as the Parties hereto may agree (the date on which the Closing actually occurs being hereinafter referred to as the "CLOSING DATE").

                                   ARTICLE II
                                 PURCHASE PRICE

         2.1      Purchase Price.

                  (a) The total consideration to be paid by SPSS for the Data Distilleries Securities (the "PURCHASE PRICE") shall be equal to:

                           (i)      The number of shares of common stock of SPSS
Inc and the amount of cash to be calculated and paid in accordance with the procedures set out in Sections 2.4(a) and 2.4(b) hereof; and

                           (ii)     The amount, if any, to which the
Shareholders become entitled pursuant to subsections (A) and (B) below:

                                    (A)      If the Contribution (defined in
                  Section 2.2 below) during the First Earnout Period (defined below) falls within a range set forth in Column A to Schedule 2.1(a)(ii)(A) hereto, the Purchase Price will be increased by the amount set forth beside such range in Column B to Schedule 2.1(a)(ii)(A) hereto (the "FIRST CONTINGENT PAYMENT") to be paid (subject to SPSS's right of indemnification and offset as set forth in Section 9.7) in accordance with the procedures set out in Section 2.4(c). For purposes of this Agreement, the term "FIRST EARNOUT PERIOD" shall mean the period beginning on November 1, 2003 and ending on October 31, 2004.

                                    (B)      If the Contribution during the
                  Second Earnout Period (defined below) falls within a range set forth in Column A to Schedule 2.1(a)(ii)(B) hereto, the Purchase Price will be increased by the amount set forth beside such range in Column B to Schedule 2.1(a)(ii)(B) hereto (the "SECOND

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                  CONTINGENT PAYMENT," with the First Contingent Payment and the
                  Second Contingent Payment being sometimes hereinafter referred to collectively as the "CONTINGENT EARNOUT PAYMENTS") to be paid (subject to SPSS's right of indemnification and offset as set forth in Section 9.7) in accordance with the procedures set out in Section 2.4(c). For purposes of this Agreement, the term "SECOND EARNOUT PERIOD" shall mean the twelve (12) month period following the termination of the First Earnout Period. The First Earnout Period and the Second Earnout Period are sometimes hereinafter referred to collectively as the "ANNUAL PERIODS."

                  (b) Payment of each component of the Purchase Price will be made at the time, in the manner and using the form of consideration specified in Section 2.4 below.

         2.2 Definition of Contribution. For purposes of this Agreement, the term "CONTRIBUTION" shall mean Net Revenue generated by license and maintenance fees associated with the licensing by SPSS or SPSS Inc. (directly or through an authorized SPSS distributor) of any of the Data Distilleries Software (defined in Section 12.13 hereof), including without limitation, future Data Distilleries Software, when and if developed.

         2.3 Method of Determining Contribution. Contribution as contemplated in Section 2.2 above shall be determined in the following manner:

                  (a) Within thirty (30) days after the end of each Annual Period, SPSS shall deliver to the Shareholder Representative the preliminary calculation of Contribution for such Annual Period (the "PRELIMINARY CALCULATION") prepared in accordance with the provisions of Section 2.2 above. The Preliminary Calculation shall be accompanied by such documentary support or other backup material or evidence as is reasonably necessary to allow the Shareholder Representative to assess the accuracy thereof.

                  (b) In the event that the Shareholder Representative either has no objections to the Preliminary Calculation and, therefore, does not deliver a Statement of Objection (as hereinafter defined) or otherwise fails to deliver a Statement of Objection within the period required by the immediately following sentence, the Preliminary Calculation prepared by SPSS shall be deemed to be the final calculation (the "FINAL CALCULATION") and shall be used to determine the Shareholders' right to receive the Contingent Earnout Payments under Section 2.1(a)(ii)(A) or (B), as applicable. In the event that the Shareholder Representative does not believe that the Preliminary Calculation properly reflects all or any portion of the Contribution for the applicable Annual Period or that the Preliminary Calculation was not prepared in the manner provided for in Section 2.2 above, the Shareholder Representative shall within thirty (30) days of the date on which SPSS delivers the Preliminary Calculation to the Shareholder Representative, prepare and deliver to SPSS a written statement of objection (the "STATEMENT OF OBJECTION") specifying in reasonable detail the Shareholder Representative's objections to the Preliminary Calculation and setting forth the Shareholder Representative's calculation of Contribution for the applicable period. The Statement of Objection, if any, shall be accompanied by such documentary support or other backup material or evidence as is reasonably necessary to allow SPSS to assess the Shareholder Representative's objections to the Preliminary Calculation. SPSS agrees that it will provide the Shareholder Representative, or its delegate, access during

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normal business hours to such books and records of Data Distilleries as are reasonably necessary for the Shareholder Representative to prepare its Statement of Objection, if any.

                  (c) If SPSS and the Shareholder Representative are unable to agree upon the amount of Contribution for the applicable Annual Period within fifteen (15) days of the date on which the Shareholder Representative delivers a Statement of Objection to SPSS, the dispute shall be submitted to an accounting firm mutually selected by SPSS and the Shareholder Representative (the "INDEPENDENT ACCOUNTING FIRM") for resolution in the manner provided for herein. In the event that the aforementioned dispute is submitted to the Independent Accounting Firm for resolution, each Party may provide the Independent Accounting Firm with such information and make such presentations concerning methodology or other matters relating to the calculation of Contribution as such Party deems appropriate to support its position (including, without limitation, information and presentations provided at the request of the Independent Accounting Firm); provided, however, that a complete copy of the same be simultaneously provided to the other Party. SPSS and the Shareholder Representative agree that the Independent Accounting Firm will be instructed to provide copies of any requests to both Parties. In the event that any dispute relating to the Preliminary Calculation is submitted to the Independent Accounting Firm for resolution, the Independent Accounting Firm shall use the information provided to it by the Parties, as described above, together with such additional information, if any, as it may independently request from either or both of the Parties, to choose the Contribution calculation set forth on either the Preliminary Calculation or the Statement of Objection and such choice shall be employed to prepare the Final Calculation. Upon completion of its review and determination, the Independent Accounting Firm will submit its revisions to the Parties and the Preliminary Calculation as revised in accordance with the procedures set forth in this Section 2.3(c) shall be deemed to be the Final Calculation and the amount of the Contribution identified therein shall be used to determine the Shareholders' right to receive the Contingent Earnout Payments under Section 2.1(a)(ii)(A) or (B), as applicable. In the event any dispute is submitted to the Independent Accounting Firm for resolution as provided above, the cost of engaging the Independent Accounting Firm for such purpose shall be borne by the Party whose determination of the Euro amount of the Contribution for the applicable Annual Period is furthest from the Euro amount of the Contribution determined by the Independent Accounting Firm hereunder.

         2.4 Timing and Method of Payment. The Purchase Price shall be paid by SPSS as follows:

                  (a) A guaranteed payment (the "GUARANTEED PAYMENT") shall be made by SPSS to the Shareholder Representative by (i) delivery at the Closing of that number of shares of common stock of SPSS Inc., par value $0.01 per share (the "SPSS COMMON STOCK"), derived by dividing the difference between 5,500,000 Euro and the Holdback Payment (as defined in Clause 2.4 (a) (i) below) by the Market Price (as defined in Section 2.4(a)(ii) below) of one share of SPSS Common Stock and (ii) payment at the Closing of the Holdback Payment.

                           (i)      The "HOLDBACK PAYMENT" shall mean One
Million United States Dollars ($1,000,000), which sum shall be converted to Euros in accordance with Section 2.4(a)(iii) below.

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                           (ii)     The "MARKET PRICE" of one share of SPSS
Common Stock shall equal the median of the closing prices of SPSS Common Stock, as quoted on the NASDAQ National Market ("NASDAQ"), for the period of thirty
(30) trading days ending on the third trading day preceding November 4, 2003, which median price shall be converted to Euros in accordance with Section 2.4(a)(iii) below.

                           (iii)    It is agreed that in determining the number
of shares of SPSS Common Stock necessary to make full payment of the Guaranteed Payment, which is denominated in Euros, the Holdback Payment and the Market Price shall be converted from United States Dollars to Euros using a single exchange rate equal to the median of the daily exchange rates of United States Dollars into Euros for the period of thirty (30) Business Days ending on the third Business Day preceding November 4, 2003.

                  (b)      [Intentionally deleted]

                  (c) The Contingent Earnout Payments, if any, to which the Shareholders are entitled as determined under Sections 2.1(a)(ii)(A) or (B), as applicable, shall be paid by SPSS in the form of cash not later than five (5) Business Days following final determination of Contribution for the applicable Annual Period as provided in Section 2.3 above. These Contingent Earnout Payments, if any, shall be made by SPSS by wire transfer of immediately available funds to an account designated by the Shareholder Representative.

                  (d) Upon receipt, the Shareholder Representative shall allocate the Purchase Price among the Shareholders as set forth in Schedule 2.4(d) hereto. Immediately following the execution of the Deed of Transfer and within ten (10) Business Days following receipt of his or its allocated portion of the Contingent Earnout Payments, the Shareholder Representative and each Shareholder shall issue a statement to SPSS granting full discharge in respect of the relevant part of the Purchase Price received.

         2.5      Securities Matters.

                  (a)      Registration of SPSS Common Stock.

                           (i)      SPSS Inc. will prepare and file with the
Securities and Exchange Commission (the "SEC") one or more registration Statements on Form S-3 (together with all amendments and supplements thereto, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference therein, with any such registration statement hereinafter referred to as a "REGISTRATION STATEMENT") under the Securities Act and the rules and regulations promulgated thereunder, for the registration of the resale by the Shareholders of shares of SPSS Common Stock issued by SPSS Inc. and delivered to or for the benefit of the Shareholders in payment of any portion of the Guaranteed Payment (any such shares hereinafter referred to as the "SHARES"). SPSS Inc. shall take such commercially reasonable steps as are necessary to cause the Registration Statement to be declared effective by the SEC within 120 days of the date on which SPSS Inc. receives the Reconciliation (as defined in Section 12.13) (the "ACCOUNTING INFORMATION DELIVERY DATE") and to maintain the effectiveness of such Registration Statement until all of the Shares covered by each such Registration Statement have either
(i) been sold by the Shareholders, or (ii) may be sold by the

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Shareholders without registration under Rule 144 promulgated under the
Securities Act and without regard to any volume limitations.

                           (ii)     Each of the Shareholders to be named as a
selling shareholder in any Registration Statement shall cooperate with SPSS Inc. in connection with each registration of Shares and shall provide such information and execute such documents as SPSS Inc. shall reasonably request in connection with any such registration. The failure of any Shareholder to provide such information and/or execute such documents, if any, prior to the date on which the applicable Registration Statement is declared effective by the SEC shall release SPSS Inc. from any present or future obligation to register the resale of the Shares of the failing Shareholder that would have otherwise been covered by the applicable Registration Statement.

                           (iii)    In the event that the Registration Statement
shall not have been declared effective by 120 days following the Accounting Information Delivery Date or, in any event no event later than 180 days after the Closing Date, SPSS Inc. shall be obligated to repurchase from the Shareholders all of the shares of SPSS Common Stock issued to the Shareholders pursuant to Section 2.4(a) hereof, in exchange for cash in an amount equal to the value of the Guaranteed Payment, measured in Euros, on the date such Guaranteed Payment was made. SPSS Inc.'s obligation to make the cash payment set forth in this Section 2.5(a)(iii) shall be contingent upon the return to SPSS Inc. of the shares of SPSS Common Stock issued pursuant to Section 2.4(a). Payment of all amounts set forth in this Section 2.5(a)(iii) shall be made by SPSS Inc. to the Shareholder Representative who shall distribute such sums to the Shareholders in accordance with Schedule 2.4(d) hereto. Within five (5) Business Days upon receipt of such sums, the Shareholder Representative and each Shareholder shall issue a statement to SPSS Inc. and SPSS granting full discharge in respect of the Guaranteed Payment received.

                  (b) Registration Expenses. SPSS Inc. shall be responsible for and shall pay all fees, costs and expenses incurred by it relating to the registration of the resale of the Shares, including, without limitation, all SEC and NASDAQ registration and filing fees, and all fees and expenses of compliance by SPSS Inc. with the United States federal securities laws or any applicable United States state blue sky laws, but not including (i) any fees and expenses of counsel to the Shareholders, if any, or other expenses of Data Distilleries or the Shareholders incurred in connection with the execution and delivery of this Agreement and (ii) underwriters' fees or expenses, if any, broker's costs, commissions and other similar disposition costs associated with the sale of any of the Shares.

                  (c)      Indemnification.

                           (i)      In addition to the obligations of SPSS Inc.
under Section 9.4 hereof, SPSS Inc. will indemnify and hold harmless the Shareholders named in any Registration Statement, any underwriter (as defined in the Securities Act) for the Shareholders and each person, if any, who controls any Shareholder or underwriter within the meaning of the Securities Act or the Exchange Act (such individuals and entities being sometimes hereinafter referred to individually as a "SHAREHOLDER INDEMNIFIED PARTY" and collectively, as the "SHAREHOLDER INDEMNIFIED PARTIES"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages (including any legal or other

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expenses reasonably incurred in connection with investigating or defending against the same), or liabilities (or actions in respect thereof) arise out of or are based upon any of the following (collectively a "VIOLATION"): (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (b) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(c) any violation or alleged violation by SPSS Inc. of the Securities Act, the Exchange Act, any United States state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any United States state securities law. Notwithstanding the foregoing, SPSS Inc. shall not be liable to indemnify against amounts paid in settlement of a Violation unless the terms of such settlement were approved in writing by SPSS Inc. and shall not be liable to indemnify any given Shareholder Indemnified Party with respect to any Violation which results from SPSS Inc.'s reliance on or use of written information supplied by such Shareholder Indemnified Party to SPSS Inc. for use in, or in connection with the preparation of, a Registration Statement.

                           (ii)     In addition to the Shareholders' obligations
under Section 9.2 hereof, each Shareholder, severally and not jointly, will indemnify and hold harmless SPSS Inc., each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls SPSS Inc. within the meaning of the Securities Act, any underwriter, and any controlling person of any such underwriter (such individuals and entities being sometimes hereinafter referred to individually as an "SPSS INDEMNIFIED PARTY" and collectively as the "SPSS INDEMNIFIED PARTIES"), against any losses, claims, damages (including legal or other expenses reasonably incurred in connection with investigating or defending the same), or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs because SPSS Inc. has relied upon or used written information supplied by such Shareholder to SPSS Inc. for use in, or in connection with, the production of a Registration Statement; provided however, that each Shareholder's liability to all SPSS Indemnified Parties under this Section 2.5(c)(ii) is limited to (A) the proceeds actually received by such Shareholder upon sale of the Shares, (B) if all or a portion of the Shares remain unsold, the unsold Shares or (C) a combination of
(A) and (B) above.

                           (iii)    Promptly after receipt by an indemnified
party under this Section 2.5(c) of notice of any claim, demand or the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.5(c), deliver to the indemnifying party a written notice of the claim, demand or action and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to a conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure by an indemnified party to deliver written notice to the indemnifying party within a reasonable time as provided above shall not relieve the indemnifying party of its obligations under this Section 2.5(c) unless, and then only to the extent that, the indemnifying party is prejudiced thereby.

                           (iv)     If the indemnification provided for in this
Section 2.5(c) is unavailable in respect of any losses, claims, damages, liabilities or expenses, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any fees, charges or expenses (including reasonable fees, disbursements and other charges of legal counsel) reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Except as set forth in the Shareholder Disclosure Schedule delivered by the Shareholders to SPSS in connection with the execution of this Agreement (the "SHAREHOLDER DISCLOSURE SCHEDULE"), each Shareholder severally represents and warrants to SPSS and SPSS Inc., in respect of itself or the Data Distilleries Securities held by it, as set forth in Sections 3.2, 3.3 and 3.4 below (the "INDIVIDUAL REPRESENTATIONS"). Except as set forth in the Shareholder Disclosure Schedule, each Shareholder jointly and severally warrants to SPSS and SPSS Inc. as set forth in all sections of this Article 3 other than the Individual Representations.

         3.1      Organization, Standing and Power; Subsidiaries.

                  (a) Except for the Subsidiaries (defined in Section 12.13 hereof) identified in Section 3.1 of the Shareholder Disclosure Schedule (Data Distilleries together with the Subsidiaries identified in the Shareholder Disclosure Schedule being hereinafter referred to collectively as the "DATA DISTILLERIES ENTITIES"), Data Distilleries does not directly or indirectly own or control any equity or other ownership interest in any Person. Each of the Data Distilleries Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction set forth opposite each such entity's name on

Section 3.1 of the Shareholder Disclosure Schedule of incorporation or organization, has the requisite power and authority to own or lease and operate the Assets, to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction set forth opposite each such entity's name on Section 3.1 of the Shareholder Disclosure Schedule which, with respect to each Data Distilleries Entity, constitutes each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except in each case where any failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect on Data Distilleries. The copies of the articles of association of each of the Data Distilleries Entities which were previously furnished or made available to SPSS are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                  (b) Data Distilleries France has been properly dissolved in its jurisdiction of incorporation or organization. Data Distilleries France has fulfilled all material obligations owed to the Secretary of State, or similar office, of any jurisdiction and has been wound up in a manner that would not result in any additional continuing liabilities or obligations, including without limitation, obligations related to labor and employment matters.

                  (c) Data Distilleries is in the process of dissolving Data Distilleries US Inc. in accordance with the Delaware General Corporation Law. Upon completion of this dissolution process, Data Distilleries US Inc. shall have no continuing financial liabilities or obligations, including without limitation, obligations owed to the Secretary of State of any jurisdiction or obligations related to labor and employment matters.

         3.2      Authority; No Conflicts.

                  (a) Each Shareholder has all requisite power, authority and legal right (corporate or otherwise) to enter into this Agreement and the other documents and agreements attached hereto to be entered into by such Shareholder (the Agreement, together with all such other documents and agreements, collectively, as to each Shareholder, respectively, the "SHAREHOLDER TRANSACTION DOCUMENTS") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Shareholder Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action (corporate or otherwise) on the part of each Shareholder. If the Shareholder is an entity, the person executing the Shareholder Transaction Documents on behalf of such entity is a duly authorized representative of such entity. The Shareholder Transaction Documents have been or will be duly and validly executed and delivered by the Shareholder and constitute or will constitute the valid and binding agreements of Shareholder, enforceable against Shareholder in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (b) The execution and delivery of the Shareholder Transaction Documents by Shareholder and the consummation by Shareholder of the transactions contemplated hereby and thereby, will not (as applicable) (i) violate or conflict with the articles of association or bylaws of Shareholder,
(ii) conflict with, result in a breach of, constitute a default under, terminate, modify, or cancel, any material contract to which such Shareholder is a party or by which such Shareholder is bound or subject that would adversely affect such Shareholder's ability to consummate the transactions contemplated by this Agreement, (iii) constitute a violation of any law, statute, rule or regulation to which Shareholder or such Shareholder's Shares are subject; or (iv) have a Material Adverse Effect upon such Shareholder's Data Distilleries Securities.

                  (c) Other than the consent required under Article 88 Book 1 Dutch Civil Code, which consent, when applicable has been validly obtained, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required in connection with the execution and delivery by such Shareholder of the Shareholder Transaction Documents or the performance by such Shareholder of the obligations to be performed by such Shareholder pursuant to the terms hereof or thereof.

         3.3 Title to Shares. Each Shareholder owns and has good and marketable title to such Shareholder's Data Distilleries Securities, free and clear of any lien, pledge, claim, encumbrance, restriction or right of any third party of any kind. Except as set forth in Section 3.3 of the Shareholder Disclosure Schedule, such Shareholder has complete and unrestricted authority to sell such Shareholder's Data Distilleries Securities and there are no trust agreements, shareholders' agreements, redemption agreements, buy-sell agreements, restrictive stock transfer agreements, voting trusts, proxies or similar agreements pertaining to the Data Distilleries Securities which would preclude or require the consent of any person other than the Shareholder to the sale of such Shareholder's Data Distilleries Securities as contemplated by this Agreement or that would give any person any right or interest in such Shareholder's Data Distilleries Securities after the consummation of the transactions contemplated herein. At the Closing, such Shareholder will convey to SPSS good and marketable title to such Shareholder's Data Distilleries Securities, free and clear of any lien, pledge, claim, encumbrance, restriction or right of any third party of any kind.

         3.4      Securities Laws.

                  (a) Each Shareholder acknowledges that no issuance of Shares by SPSS Inc. in payment of the Guaranteed Payment has been or will be registered under the Securities Act or any applicable United States state blue sky laws, and that all such Shares have been or will be issued in reliance on exemptions from the registration requirements of the Securities Act and applicable United States state blue sky laws which exemptions depend, among other things, on the bona fide nature of the Shareholders' investment intent.

                  (b) Each Shareholder acknowledges that it is currently acquiring the Shares for its own account and such Shareholder shall not sell or offer to sell all or any portion of the Shares except pursuant to registration of the Shares under the Securities Act or an exemption from registration requirements of United States federal and state securities laws.

                  (c)      [Intentionally Deleted.]

                  (d)      [Intentionally Deleted.]

                  (e) Each Shareholder understands that SPSS Inc. and SPSS are relying upon the truth and accuracy of, and such Shareholder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Shareholder set forth herein in order to determine the availability of exemptions from the registration requirements of

United States federal and state securities laws and the eligibility of such Shareholder to acquire any portion of the Shares.

                  (f) Each Shareholder and its advisors have been furnished with all materials relating to the business, finances and operations of SPSS Inc. and materials relating to the offer and sale of the Shares which have been requested by such Shareholder. Each Shareholder and its advisors have been afforded the opportunity to ask questions of SPSS Inc. and have received complete and satisfactory answers to any such inquiries.

                  (g) Each Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares.

                  (h) Each Shareholder understands and agrees that until a Registration Statement registering the resale of the Shares is declared effective, such Shares may not be offered, sold or transferred in contravention of the terms and conditions of this Agreement and the availability of an exemption from the registration requirements of the Securities Act with respect to such offer, sale or transfer. Each stock certificate representing any of the Shares shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable United States state securities laws):

                           THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT UNDER AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

         3.5      Capital Structure.

                  (a) As of the date hereof, the authorized capital stock of Data Distilleries consists of 42,000,003 shares of Data Distilleries Securities, consisting of (i) 28,000,000 shares of Data Distilleries Common Stock, (ii) 4,000,000 shares of Data Distilleries Series A Stock, (iii) 10,000,000 shares of Data Distilleries Series B Stock, (iv) 1 share of Data Distilleries Series C Stock, (v) 1 share of Data Distilleries Series D Stock and
(vi) 1 share of Data Distilleries Series E Stock. As of the date hereof, Data Distilleries has issued and outstanding in total 14,562,780 shares, consisting of 4,065,310 shares of Data Distilleries Common Stock, 2,910,890 shares of Data Distilleries Series A Stock, 7,586,557 shares of Data Distilleries Series B Stock, 1 share of Data Distilleries Series C Stock, 1 share of Data Distilleries Series D Stock and 1 share of Data Distilleries Series E Stock. The Shareholders own of record and beneficially all of the Data Distilleries Securities, except for the 99,030 shares of Data Distilleries Common Stock that are held by Data Distilleries.

                  (b) As of the date hereof, Data Distilleries has reserved 4,491,040 shares and/or depository receipts of Data Distilleries Common Stock for issuance upon the exercise of options granted under the 1999 Stock Option Plan of Data Distilleries and the 2001 Stock Option Plan of Data Distilleries (collectively, the "DATA DISTILLERIES STOCK OPTION PLANS") and has granted options to acquire 3,856,681 shares or depository receipts of Data Distilleries Common Stock upon the exercise thereof (the "DATA DISTILLERIES OPTIONS").
Section 3.5(b) of the Shareholder Disclosure Schedule sets forth a list of each of the Data Distilleries Options outstanding as of the Closing Date and identifies the owner of each of the Data Distilleries Options, the exercise price or prices thereof, the portion of such option which will be vested and exercisable as of the Closing Date and the expiration date of the Data Distilleries Options. A copy of the Data Distilleries Stock Option Plans which were previously furnished or made available to SPSS are true, complete and correct copies of such plans as in effect on the date of this Agreement. The Data Distilleries Options exercisable (excluding those Data Distilleriers Options to which an automatic repurchase right by Data Distilleries applies at the original option exercise price) as of the Closing Date represent 2,255,311 shares or depository receipts of Data Distilleries Common Stock and represent 15.49% of the issued and outstanding shares of the Data Distilleries Securities, on a fully diluted basis, as of the Closing Date.

                  (c) All the outstanding Data Distilleries Securities have been duly authorized, and are validly issued, fully paid and nonassessable, and such Data Distilleries Securities have been issued in compliance with any preemptive rights. Except for the rights set forth in Section 3.5(b) and Section 3.5(c) of the Shareholder Disclosure Schedule, no options, warrants, subscriptions or purchase rights of any nature to acquire from Data Distilleries, or commitments of Data Distilleries to issue, shares of Data Distilleries Securities or other securities are authorized, issued or outstanding, nor is Data Distilleries obligated in any other manner to issue shares or acquire any of its capital stock or other securities. Except as set forth in Section 3.5(c) of the Shareholder Disclosure Schedule, none of Data Distilleries' outstanding securities or authorized capital stock are subject to any rights of conversion, redemption, repurchase, rights of first refusal, preemptive rights or other similar rights, whether contractual, statutory or otherwise, for the benefit of Data Distilleries, any Shareholder or any other Person. Except as set forth in Section 3.5(c) of the Shareholder Disclosure Schedule and Section 13 of the Articles of Association of Data Distilleries, which rights have been waived by the Shareholders, there are no restrictions on the transfer of shares of Data Distilleries Securities to SPSS. The offer and sale of all Data Distilleries Securities complied with all applicable securities laws and no Shareholder has a right of rescission or is entitled to damages with respect to such Shareholder's purchase of the Data Distilleries Securities.

                  (d) The authorized capital stock of each of Data Distilleries' Subsidiaries is disclosed in Section 3.5(d) of the Shareholder Disclosure Schedule. All shares of capital stock of each of Data Distilleries' Subsidiaries are validly issued, fully paid, and nonassessable, were issued in compliance with applicable securities laws, and, except as disclosed in Section 3.5(d) of the Shareholder Disclosure Schedule, are wholly-owned by Data Distilleries free and clear of any pre-emptive rights, claims, security interests, encumbrances or restrictions of any kind. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating any Subsidiary of Data Distilleries to issue or to transfer from treasury any additional shares of capital stock or any securities convertible into or which grant the holder the right to acquire any capital stock of any Subsidiary of Data Distilleries.

                  (e) No bonds, debentures, notes or other indebtedness of Data Distilleries having the right to vote on any matters on which holders of capital stock of Data Distilleries may vote ("DATA DISTILLERIES VOTING DEBT") are issued or outstanding.

         3.6      [Intentionally Deleted]

         3.7 Financial Statements. Data Distilleries' audited, consolidated financial statements as of and for the years ended December 31, 2002 and 2001 and its unaudited interim financial statements as of and for the nine (9) month period ended September 30, 2003, each of which is attached to Section 3.7 of the Shareholder Disclosure Schedule, including the notes, if any, relating thereto (collectively, the "FINANCIAL STATEMENTS") have been prepared in accordance with accounting principles generally accepted in the Netherlands consistently applied throughout the periods involved (except, in the case of any unaudited interim financial statements, for the absence of footnotes and normal, non-material year-end adjustments). The Financial Statements fairly reflect (geven een getrouw beeld) in all material respects (subject, in the case of unaudited interim financial statements, to normal, non-material year-end adjustments) Data Distilleries' financial position as of the respective dates thereof and Data Distilleries' results of operations and cash flows for the periods indicated.

         3.8      Litigation; Compliance with Laws.

                  (a) There are no suits, actions or proceedings (collectively, "ACTIONS") pending or, to the best knowledge of the Shareholders, threatened, against or affecting any Data Distilleries Entity, the business thereof or the Assets which would, in the aggregate, have a Material Adverse Effect on any of the Data Distilleries Entities, the business thereof or the Assets, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against any Data Distilleries Entity which would, in the aggregate, have a Material Adverse Effect on any of the Data Distilleries Entities, the business thereof or the Assets. There is no Action pending or, to the best knowledge of the Shareholders, threatened against or affecting any of the Data Distilleries Entities which questions the validity of this Agreement or any action taken or to be taken by Data Distilleries in connection with any of the transactions contemplated by this Agreement, and the Shareholders have no knowledge of a fact or circumstance which could reasonably be expected to give rise to such an Action or threatened Action.

                  (b) The Data Distilleries Entities hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of the Data Distilleries Entities, taken as a whole, except for any such permits, licenses, variances, exceptions, orders and approvals, the lack of which would not have a Material Adverse Effect on Data Distilleries (collectively, the "DATA DISTILLERIES PERMITS"). Section 3.8 of the Shareholder Disclosure Schedule lists all such Data Distilleries Permits. Except where the failures to so comply would not, in the aggregate, have a Material Adverse Effect on Data Distilleries, the Data Distilleries Entities are in compliance with the terms of the Data Distilleries Permits. None of the Data Distilleries Entities has received any notices of violations with respect to any laws, ordinances or regulations of any Governmental Entity and none of the Data Distilleries Entities is in violation of any laws, ordinances or regulations of any

Governmental Agency, the violation of which would have a Material Adverse Effect on Data Distilleries.

         3.9 Absence of Undisclosed Liabilities. Since the date of the unaudited financial statements included in the Financial Statements, the Data Distilleries Entities have not incurred any material liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Data Distilleries Entities or the footnotes thereto prepared in conformity with accounting principles generally accepted in the Netherlands and reconciled to United States Generally Accepted Accounting Principles, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Data Distilleries.

         3.10 Accounts. All of the accounts receivable reflected in the September 30, 2003 balance sheet included in the Financial Statements represent amounts actually due to one of the Data Distilleries Entities as a result of the sale of inventory or provision of services by Data Distilleries prior to the Closing and are subject to no known defenses, setoffs or counterclaims.

         3.11 Absence of Certain Changes or Events. Since the date of the unaudited financial statements included in the Financial Statements, there has not been (a) any material damage, destruction or casualty loss to the Assets (whether covered by insurance or not); (b) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Assets, or relating to the Assets; (c) any sale, transfer or other disposition of any of the Assets to any party, except for payment of obligations incurred, and sale of products, in the ordinary course of business consistent with past practices; (d) any material amendment or termination of any Contract (as defined in Section 3.17 hereof) or any termination or waiver of any other rights of value relating to the Assets; (e) any failure by Data Distilleries to pay its accounts payable or other obligations relating to the Assets in the ordinary course of business; (f) any pledge of any of the Assets or any action or inaction which would subject the Assets to any lien, security interest, mortgage, pledge, claim, charge or other encumbrance of any kind; (g) the incurrence of any liability or obligation by Data Distilleries related to the Assets, except for liabilities incurred in the ordinary course of business; (h) any actual or, to the best knowledge of the Shareholders, threatened termination or cancellation of, or modification or change in, any business relationship with any customer or customers of Data Distilleries relating to the Assets or other agreement or arrangement involving or related to the Assets; (i) any other change, circumstance or event which, in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect on any of the Data Distilleries Entities or the Assets; or (j) any written agreement or, to the best knowledge of the Shareholders, any other agreement to take any action described in this Section 3.11.

         3.12     Options.

                  (a) The stock option spreadsheet attached to Section 3.5(b) of the Shareholder Disclosure Schedule (the "OPTION SPREADSHEET") lists all of the vested and unvested stock options issued by Data Distilleries as of the Closing Date. The information set forth in the Option Spreadsheet is consistent with the information regarding options set forth in Section 3.5(c) of the Shareholder Disclosure Schedule.

                  (b) The stock options listed as "OK" on the Option Spreadsheet shall not be exercisable after the Closing Date and/or can be repurchased by Data Distilleries immediately upon exercise at the original option exercise price.

         3.13     Pension and Benefit Plans.

                  (a) Obligations. All accrued obligations of Data Distilleries Entities applicable to its respective Employees, whether arising by operation of law or by contract for payments by Data Distilleries Entities to trusts, other funds or insurance companies or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its Employees with respect to the employment of said Employees through the date hereof have been paid.

                  (b) Pension Benefit Plans. Section 3.13(b) of the Shareholder Disclosure Schedule sets forth copies of all of the pension benefit plans, both collective and individual, in effect at the Data Distilleries Entities as of the Closing Date (collectively, the "PENSION BENEFIT PLANS"). Except as set forth in Section 3.13(b) of the Shareholder Disclosure Schedule, none of the current employees and/or former employees of the Data Distilleries Entities are entitled to any pension benefits other than the pension benefits granted under the Pension Benefit Plans.

                  (c) List of Participants. Section 3.13(c) of the Shareholder Disclosure Schedule sets forth a true, accurate and correct list of the names of all of the participants in the Pension Benefit Plans, together with such participant's age, sex and pension salary as of the Closing Date and the age and sex of such participant's domestic partner, if applicable. No persons other than the persons set forth in Section 3.13(c) of the Shareholder Disclosure Schedule are entitled to any pension benefit from the Data Distilleries Entities.

                  (d) Compulsory Participation to Industry Wide Pension Funds. The Data Distilleries Entities do not fall under the scope of any compulsory industry wide pension fund and that compulsory industry wide pension fund has not claimed nor, to the best knowledge of the Shareholders, has threatened to claim, that the current employees of the Data Distilleries Entities must participate in such compulsory industry wide pension fund.

                  (e)      Funding.

                           (i)      All regular pension premiums due to any
pension fund and/or insurance company on or before the Closing Date have been fully paid by the Data Distilleries Entities in a timely manner.

                           (ii)     All pension entitlements granted to current
employees of the Data Distilleries Entities and all pension entitlements accrued by persons whose employment with the Data Distilleries Entities was terminated prior to August 1, 1987 according to the Pension Benefit Plans have been paid up to the level calculated according to either the actuarial standards of the pension fund and/or the insurance company used at July 31, 1987 or the standards used at such earlier date on which the employee's employment with the Data Distilleries Entities was terminated.

                           (iii)    Pension entitlements accrued by persons who
were employed by the Data Distilleries Entities on August 1, 1987 or who became employees of the Data Distilleries Entities after August 1, 1987 have been paid up to the level calculated according to the actuarial standards of the pension fund and/or the insurance company used at the Closing Date or the standards used at such earlier date on which the employee's employment with the Data Distilleries Entities was terminated. To the extent such accrued pension rights are not fully funded up to the time proportional level as mentioned in section 8 of the Pension and Savings Fund Act as applicable up to December 31, 1999, Data Distilleries has accrued on its balance sheet sufficient funds to cover the deficit, calculated according to the actuarial standards of the pension fund and/or the insurance company.

                           (iv)     Pension entitlements accrued as from January
1, 2000 are fully funded up to the time proportional level as mentioned in section 7a and section 8 of the Pension and Savings Fund Act as applicable as from January 1, 2000.

                  (f)      Applicable Law.

                           (i)      The Pension Benefit Plans comply with the
principle of equal treatment of men and women, as from May 17, 1990 with regard to pension benefits, pension date and pension system and, as from April 8, 1976 with regard to the participation of part time workers.

                           (ii)     The Pension Benefit Plans comply with the
principle that employees who entered an employment agreement for a fixed period or a flexible employment agreement (a "work at request" agreement) are treated equally to employees who entered an employment agreement for an unlimited period, as from May 17, 1990 with regard to pension benefits, pension date and pension system and, as from April 8, 1976 with regard to the participation of part time workers. If and so far as these employees have, in fact, been treated unequally, an objective basis for such actions exists and is described in
Section 3.10(f) of the Shareholder Disclosure Schedule.

                           (iii)    The Pension Benefit Plans do not contain any
provisions that would result in a claim of age-discrimination, such as different ages for entry for men and women, or a delay that would lead to unjustified discrimination.

                           (iv)     The Pension Benefit Plans comply with the
principle that, as of January 1, 2002, with regard to pension entitlements to be accrued as from that date, the option is offered to swap widow or widowers pension or domestic partner pension into old age pension at the pension date on such actuarial conditions that the old age pension for men and women under comparable circumstances will be equal.

                           (v)      Indexation is in accordance with the rules
that (A) as from August 1, 1987 persons who became pensioner after a period of being sleeper are treated equally to pensioners who became pensioner directly after termination of the employment and (B) as from January 1, 1992 sleepers are treated equally to pensioners.

                  (g) Pending procedures. There are no pending procedures, and to the best knowledge of the Shareholders, no third party has threatened a procedure to be brought before the (national) courts, arbitration, the Commission for Equal Treatment of men and women (de Commissie Gelijke Behandeling voor mannen en vrouwen) and/or an ombudsman.

         3.14     Employment Matters.

                  (a) As of the Closing Date, Mr. M. Holsheimer is the sole statutory director of Data Distilleries. As of the Closing Date, Mr. P.R. Varkevisser and Mr. E.J. Westhoff are the managing directors of Data Distilleries.

                  (b) Section 3.14(b) of the Shareholder Disclosure Schedule contains a full list of the names of all persons employed by the Data Distilleries Entities as of the Closing Date (the "EMPLOYEES"), together with an overview of the name, position, date of employment and principal primary and secondary remunerations (such as fringe benefits, profit sharing arrangements, stock option plans, bonuses, pensions and accrued sick days and vacation days) due to each Employee. Except as set forth in Section 3.14 (b) of the Shareholder Disclosure Schedule, as of the Closing Date, Data Distilleries has not engaged, and is not currently engaging, any consultants, temporary sales staff or other persons rendering services to Data Distilleries other than pursuant to an employment agreement with Data Distilleries.

                  (c)      [Intentionally Deleted.]

                  (d) All loans made by Data Distilleries to any Employee or former employee have been paid in full by the relevant employee as of the Closing Date. As of the Closing Date, no loans have been made by an Employee to Data Distilleries. As of the Closing Date, no other financial commitments have been made by Data Distilleries to any Employee or former employee.

                  (e) No Employee is disabled, in whole or in part, for a period in excess of fifty-two (52) weeks (WAO). Data Distilleries has fully complied with its statutory obligation to reintegrate any (formerly) disabled employee.

                  (f) No collective bargaining agreement (CAO) is applicable by operation of law to Data Distilleries. No collective bargaining agreement has been voluntarily been declared applicable by Data Distilleries to any employment agreement.

                  (g) To the best knowledge of the Shareholders, no increase nor any legally binding commitment thereto has been made by the Data Distilleries Entities in the compensation due to any Employee since December 31, 2002, except as stated in Section 3.14(g) of the Shareholder Disclosure Schedule.

                  (h) The individual employment agreements and the personnel handbook of Data Distilleries attached hereto as Section 3.14(h) of the Shareholder Disclosure Schedule, contain all primary and secondary labor conditions applicable to the Employees of the Data Distilleries Entities. Data Distilleries has fully performed all material obligations imposed upon it pursuant to these arrangements.

                  (i) Data Distilleries has no Works Council. As of the Closing Date, no request by any Employee or group of Employees requesting the installation of a Works Council has been received by the Data Distilleries Entities. There are no covenants or agreements between the Data Distilleries Entities and any representative of some or all of the Employees containing commitments which have not been fully performed as of the Closing Date or which could be enforced against Data Distilleries following the Closing Date.

                  (j) To the best knowledge of the Shareholders, no Employee is a member of any trade union. Since incorporation of Data Distilleries, there have been no strikes, work stoppages, slow-downs or other unresolved labor disputes at Data Distilleries.

                  (k) Except as set forth in Section 3.14(k) of the Shareholder Disclosure Schedule, during the two (2) years preceding the Closing Date, the Data Distilleries Entities have not engaged in any involuntary dismissal (gedwongen ontslag) or reorganization procedure. As of the Closing Date, Data Distilleries has not filed and does not expect to file any request with (i) the Centrum Werk en Inkomen or its foreign equivalent to obtain a permit for the dismissal of one or more Employees or (ii) the Cantonal Court or its foreign equivalent for the dissolution of any employment agreement with an Employee. To the best knowledge of the Shareholders, none of the Employees has threatened to terminate or dissolve their employment agreement with Data Distilleries, whether or not in light of the transactions contemplated by the Agreement.

                  (l) The Data Distilleries Entities are not a party to any litigation regarding the dismissal (including kennelijk onredelijk ontslag) or breach by an Data Distilleries Entity of its obligations under the employment agreement with any Employee or by law, nor is any such litigation threatened, to the knowledge of the Shareholders.

                  (m) As of the Closing Date, Data Distilleries is in full compliance with all material obligations under applicable laws and regulations relating to minimum wages, working times, equal opportunity, labor conditions, health and safety (other than ARBO regulations), co-governance and the like, including but not limited to the Flex Act (Wet Flexibiliteit en Zekerheid) with respect to temporary Employees or their foreign equivalents. With respect to the applicable ARBO regulations, Data Distilleries has never received any notices from any governmental authority or complaints from any Employee, nor is there the need to make any investments over $10,000 to comply with the ARBO regulations.

                  (n)      [Intentionally deleted.]

                  (o) The Data Distilleries Entities have made all severance payments owed by any of the Data Distilleries Entities to any of its former employees and maintains no continuing obligations in connection therewith.

         3.15 Potential Conflicts of Interest. No officer or director (or affiliate thereof) or, to the best knowledge of the Shareholders, any employee (or affiliate thereof) of any of the Data Distilleries Entities has any ownership interest in any competitor, supplier or customer of any Data Distilleries Entity or holds a beneficial interest in any material contract or agreement with any Data Distilleries Entity.

         3.16     Intellectual Property.

                  (a) Set forth in Section 3.16(a) of the Shareholder Disclosure Schedule is a list of all patents, trademarks, service marks, trade names, copyrights and other completed registrations and all applications or other filings of any Data Distilleries Entity issued by or made with any jurisdiction, specifying as to each, the applicable jurisdiction, registration or application number and the date issued or filed.

                  (b) Set forth in Section 3.16(b) of the Shareholder Disclosure Schedule is a list of all material licenses, sublicenses and other agreements under which any of the Data Distilleries Entities have obtained the right to use or have authorized any other person or entity to use Intellectual Property, and a description of any encumbrances or restrictions on the right of any Data Distilleries Entity to use Intellectual Property not specifically set forth in one of the agreements identified in such list. Each of the Data Distilleries Entities owns or has the right to use all material Intellectual Property used in or necessary for the conduct of its business as currently conducted. Data Distilleries has not in the operation of its business infringed on or otherwise violated the Intellectual Property of any person and its use of any Intellectual Property which it does not own is in compliance with any applicable license or other agreement pursuant to which any of the Data Distilleries Entities acquired the right to use such Intellectual Property. To the best knowledge of the Shareholders, no Person is infringing on or otherwise violating any right of any of the Data Distilleries Entities with respect to any Intellectual Property owned by and/or licensed to any of the Data Distilleries Entities. None of the Data Distilleries Entities has received any notice, written or otherwise, nor has knowledge of any pending or, to the best knowledge of the Shareholders, threatened claim, order or proceeding with respect to any Intellectual Property used by any of the Data Distilleries Entities.

                  (c) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Intellectual Property on behalf of any of the Data Distilleries Entities either:

                           (i)      have no ownership rights with respect to the
Intellectual Property thereby arising in accordance with applicable law;

                           (ii)     were at such time parties to written
arrangements or agreements with the applicable Data Distilleries Entity, in accordance with applicable law, that has accorded such Data Distilleries Entity full, effective, exclusive and original ownership of all Intellectual Property thereby arising by registration of such Intellectual Property where applicable; or

                           (iii)    have executed and registered where
applicable appropriate instruments of assignment, which are still in full force and effect, in favor of the applicable Data Distilleries Entity, as assignee, that have conveyed to such Data Distilleries Entity full, effective and exclusive ownership of all Intellectual Property thereby arising. To the best knowledge of the Shareholders, no employee of any Data Distilleries Entity is in violation of (a) any written arrangement or agreement with any of the Data Distilleries Entities or any patent disclosure agreement with any of the Data Distilleries Entities or (b) to the knowledge of Data Distilleries, any other contract or agreement, or any restrictive covenant relating to the rights of any such employee to use trade secrets or proprietary information of others.

         3.17     Contracts and Commitments.

                  (a) Section 3.17 of the Shareholder Disclosure Schedule lists each contract, commitment or agreement, which can or may provide for the payment by or to any of the Data Distilleries Entities of an amount in excess of $10,000 per annum, as well as any contract, commitment or agreement entered into by any Data Distilleries Entity outside the ordinary course of business that is material to the business of the Data Distilleries Entities taken as a whole (collectively, the "CONTRACTS"). True and correct copies of written Contracts have been made available to SPSS at a reasonable time prior to Closing. True and correct copies of each standard form customer and distributor contract currently in use by any of the Data Distilleries Entities in the conduct of its business are attached to Section 3.17 of the Shareholder Disclosure Schedule. All of the Contracts are valid and binding obligations of the Data Distilleries Entities, enforceable in accordance with their respective terms and are in full force and effect and the Data Distilleries Entities are in compliance therewith. Except as set forth in Section 3.17 of the Shareholder Disclosure Schedule, the Data Distilleries Entities are not a party to any agency or distribution agreement.

                  (b) Each of the Data Distilleries Entities will have fulfilled all material obligations required pursuant to each Contract to have been performed by it prior to the Closing Date and is not in default under any such Contract. Without limiting the foregoing, Data Distilleries has fulfilled all material obligations arising pursuant to that certain Lease Agreement (the "LEASE"), dated as of 5 December 2000, by and between Data Distilleries and Amsterdam Science Park C.V. with respect to the first floor of that certain property located at the Science and Technology Centre Watergraafsmeer at the Kruislaan 402 in Amsterdam, the Netherlands (the "PROPERTY"), and on the Closing Date, Data Distilleries is the lessee under the Lease with respect to only the third floor of the Property.

                  (c) To the best knowledge of the Shareholders, no other contracting party to any Contract is now in material breach thereof or has breached the same in any material respect within the 12-month period prior to the date hereof, and to the best knowledge of the Shareholders there is no anticipated material breach thereof by any such party. There are not now, nor have there been in the 12-month period prior to the date hereof, any disagreements or disputes between the Data Distilleries Entities and any other party to any Contract relating to the validity or interpretation of such Contract or to the performance by any party thereunder.

                  (d) The Data Distilleries Entities are not, and have not been, a party to any arrangement, agreement, concerted practice or course of conduct which contravenes or infringes Articles 81 or 82 of the EU Treaty or EU Regulation no. 4064/89, as amended, on the control of concentrations of undertakings or any other antitrust, competition, restrictive trade practice, or consumer protection or similar legislation, including without limitation, the Act on Economic Competition (Wet Economische Mededinging) or the Dutch Competition Act (Mededingingswet), or any other act in any jurisdiction in which the Data Distilleries Entities carry on business or have assets or sales. None of the Data Distilleries Entities has received notice of any past or pending investigation or proceeding in respect of the matters set forth in the foregoing sentence.

         3.18 Product Warranties and Liabilities. Other than those warranties specifically designated as such in one of the Contracts, no Data Distilleries Entity has given or made any express or, to the best knowledge of the Shareholders, implied warranties to third Parties with respect to any sale or license of Assets licensed or sold or the performance of related services thereto. The reserve for future warranty claims shown in the Financial Statements as of the date thereof and the reserve for future warranty claims reflected in the consolidated books and records of Data Distilleries as of the Closing Date (determined in a manner consistent with that used in the preparation of the Financial Statements) were, in each case, prepared in accordance with accounting principles generally accepted in the Netherlands.

         3.19 Insurance. Section 3.19 of the Shareholder Disclosure Schedule lists all of the insurance policies held by the Data Distilleries Entities. All these policies are in the respective face amounts set forth in Section 3.19 of the Shareholder Disclosure Schedule. Each of the insurance policies referred to in Section 3.16 of the Shareholder Disclosure Schedule is in full force and effect and all the premiums due prior to the Closing Date with respect to such policies have been paid.

         3.20     Tax Matters.

                  (a) The Data Distilleries Entities have timely filed, sent in or obtained appropriate extensions for the filing of all returns and statements and provided all information required to be filed or sent or provided under the Dutch or any other applicable law with respect to all taxes of every kind, including but not limited to corporate income tax, dividend tax, value added tax, customs duties, transfer tax, property tax, wage and capital tax, retributions, and social security premiums and any interest or penalties thereon (hereinafter to be referred to as "TAXES") for any period for which returns, statements and information had to be filed and all such returns, statements and information were true and accurate.

                  (b) None of the Data Distilleries Entities is a party to any action or proceeding by any tax authorities, customs authorities, social securities authorities or any other similar bodies for assessment and collection of taxes, customs duties or social security contributions or has received notice of any claim for such assessment and collection of taxes, customs duties or social security contributions in respect of their activities.

                  (c) All of the Data Distilleries Entities have timely paid or have made full provisions in the Financial Statements for all Taxes due and payable by it for the period ending on or before September 30, 2003 and none of the Entities have any liability, whether actual or contingent or uncertain, for Taxes for any period ending on or before September 30, 2003.

                  (d) Except as set forth in Section 3.20(d) of the Shareholder Disclosure Schedule, to the best knowledge of the Shareholders there are no facts or circumstances that could result in the Data Distilleries Entities being held liable for the payment of Taxes due by third parties, including the Shareholders, or other (former) shareholders or affiliated companies or persons.

                  (e) As a result of the transfer of the Data Distilleries Securities no subsidies, incentives or governmental grants of whatever nature will have to be repaid or will be lost by the Data Distilleries Entities, nor are there, to the best knowledge of the Shareholders, any facts or circumstances known to the Data Distilleries Entities, which could result in such an obligation to repay or loss.

         3.21 Environmental and Safety Matters. Except for such failures to comply as will not, in the aggregate, have a material adverse effect on the Assets following the Closing, to the knowledge of Data Distilleries, Data Distilleries has complied in all material respects with all laws relating to environmental matters ("ENVIRONMENTAL LAWS") including, but not limited to: air pollution; water pollution; noise control; on-site or off-site solid waste storage, treatment, discharge, disposal or recovery; toxic and hazardous chemical reporting; or employee safety and hazardous material transportation training, information, reporting, and warning provisions. No notice of violation of or potential liability resulting from any such Environmental Laws, or orders with respect thereto, has been received by any Data Distilleries Entity.

         3.22 Relations with Suppliers and Customers. None of the Data Distilleries Entities is required to provide any bonding or other financial security arrangements in connection with any transaction with any customer or supplier. None of the Data Distilleries Entities have received any notice that any customer or supplier of such Data Distilleries Entity will cease doing business with the applicable Data Distilleries Entity following the consummation of the transactions contemplated by this Agreement.

         3.23     Title to Assets; Use of Assets.

                  (a) Each Data Distilleries Entity has good and marketable title to, or in the case of leased properties and assets, a valid leasehold interest in, and is in possession of or has control over, all of the Assets, free and clear of all liabilities, liens, security interests, mortgages, pledges, claims, judgments, exceptions, charges and encumbrances and obligations of every kind and nature. Section 3.23 of the Shareholder Disclosure Schedule identifies each lease of real property to which any of the Data Distilleries Entities is a party. Each of the Data Distilleries Entities is in compliance with each applicable lease, uses such real property in a manner permitted pursuant to the terms of the relevant lease agreement and applicable zoning laws and holds a valid leasehold interest in such real property free of any Liens, except in each case as would not, in the aggregate, have a Material Adverse Effect on Data Distilleries. None of the Assets is held under any lease or conditional sales contract and all of the Assets are in good repair and operating condition (reasonable wear and tear expected); all of the Data Distilleries Software will operate substantially in accordance with its customer documentation; and, to the knowledge of Data Distilleries, there are no defects or other conditions with respect thereto which would necessitate repairs, reconditioning or replacement thereof. The Data Distilleries Entities have made all payments due under the lease agreements.

                  (b) In connection with the lease agreements, no improvements or repairs of any property, in whole or in part, have been prescribed by landlords, municipal authorities or other governmental or semi-governmental entities and, other than normal maintenance, no improvements or repairs to any property are necessary for the conduct of the business of the Data Distilleries Entities. None of the Data Distilleries Entities has engaged in any such improvements or repairs without the consent of the applicable third party where such third party consent was required. Except as set forth in
Section 3.23 (b) of the Shareholder Disclosure Schedule, upon termination or expiration of the lease agreements, the Data Distilleries Entities shall not be under any obligations to make any payments or to restore the premises to their original states.

                  (c) The Data Distilleries Entities have no option or contingent right to purchase, lease or acquire any interest in real property or to grant the same to any third party.

                  (d) Each of the Data Distilleries Entities has the right to use the Assets in the manner in which such Asset is currently being used in the operation of the business of the applicable Data Distilleries Entity. The Assets are all of the assets necessary to carry on the business of the Data Distilleries Entities as presently conducted. The use of the Assets by each Data Distilleries Entity in carrying on the business of such Data Distilleries Entity as presently conducted does not violate any contract, agreement, law, statute, rule, regulation, order writ, judgment, injunction or decree applicable to any of the Data Distilleries Entities or the Assets.

         3.24 Adequacy of Documentation. The technical documentation for the Data Distilleries Entities' products includes the source code, system documentation, statements or principles of operation, and schematics for all of the software products currently maintained or licensed by the Data Distilleries Entities, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer familiar with the relevant compilers, tools and platform (the "TECHNICAL DOCUMENTATION").

         3.25 Third-Party Components in Software Programs. The Data Distilleries Entities have validly and effectively obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Data Distilleries Entities' software products and the Technical Documentation pursuant to licenses from third parties as set forth in
Section 3.25 of the Shareholder Disclosure Schedule. Except as otherwise provided in Section 3.25 of the Shareholder Disclosure Schedule, the Data Distilleries Entities' software products and the Technical Documentation contain no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license, and, do not contain derivative works of any programming or materials not owned in their entirety by the Data Distilleries Entities. To the best knowledge of the Shareholders, no Intellectual Property owned and/or licensed to a licensee by any of the Data Distilleries Entities as the licensor is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

         3.26 Third-Party Interests or Marketing Rights in Software Programs. There are no contracts, agreements, licenses or other commitments or arrangements in effect with respect to the development, marketing, distribution, licensing, or promotion of Data Distilleries' Intellectual Property with any independent contractor engaged by Data Distilleries to develop Data Distilleries' Intellectual Property or any other independent salesperson, distributor, sublicensor, or other remarketer or sales organization, except for items identified in Section 3.26 of the Shareholder Disclosure Schedule.

         3.27 No Virus Warranties. To the best knowledge of the Shareholders, the Data Distilleries Entities' software products shall be free of any passwords, keys, security devices or trap doors, and any computer instructions (including, but not limited to, computer instructions commonly referred to as Trojan Horses, anomalies, worms, self-destruct mechanisms, or time/logic bombs) which are intended to interfere with or frustrate the use of the software products, any portion thereof, or other software or computer hardware, whether or not currently in effect with respect to any copy of the Data Distilleries Entities' software products.

         3.28 Full Disclosure. No representation or warranty of Data Distilleries to SPSS contained in this Agreement, and no statement contained in the disclosure schedules or any exhibit hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

         3.29 Bank Accounts; Safe Deposit Boxes. Section 3.29 of the Shareholder Disclosure Schedule sets forth the names and locations of all banks in which any of the Data Distilleries Entities has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF SPSS INC. AND SPSS

         Except as set forth in the disclosure schedule delivered by SPSS Inc. to Data Distilleries and the Shareholders in connection with the execution of this Agreement (the "SPSS INC. DISCLOSURE SCHEDULE") (each section of which qualifies the corresponding numbered paragraph of this Article 4 or such other numbered paragraph of this Article 4 as is specifically referenced in the SPSS Inc. Disclosure Schedule), SPSS Inc. represents and warrants to the Shareholders as follows:

         4.1 Organization, Standing and Power. SPSS Inc. and SPSS are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, have the requisite power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where any failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect on SPSS Inc. or SPSS.

         4.2      Capital Structure.

                  (a) As of the date hereof, the authorized capital stock of SPSS Inc. consists of 50,000,000 shares of SPSS Common Stock. As of September 30, 2003, 17,378,425 shares of SPSS Common Stock were issued and outstanding and no shares of SPSS Common Stock were held in treasury by SPSS Inc.

                  (b) As of September 30, 2003, SPSS Inc. has reserved 2,000,000 shares of SPSS Common Stock for issuance upon the exercise of options granted under SPSS's 2002 Equity Incentive Plan (the "SPSS STOCK OPTION PLAN"), and has granted options to acquire 1,070,123 shares of SPSS Common Stock upon the exercise thereof.

                  (c) As of September 30, 2003, SPSS Inc. has not granted any warrants to acquire shares of SPSS Common Stock upon the exercise thereof.

                  (d) All the outstanding shares of SPSS Common Stock have been duly authorized, and are validly issued, fully paid and nonassessable, and such shares of SPSS Common Stock have been issued in compliance with any preemptive rights. Except for the options identified in Section 4.2(b) above and as otherwise disclosed in Section 4.2 of the SPSS Inc. Disclosure Schedule, no options, warrants, subscriptions or purchase rights of any nature to acquire from SPSS Inc., or commitments of SPSS Inc. to issue, shares of SPSS Common Stock or other securities are authorized, issued or outstanding, nor is SPSS Inc. obligated in any other manner to issue shares or rights to acquire any of its capital stock or other securities except as contemplated by this Agreement. Except as set forth in Section 4.2 of the SPSS Inc. Disclosure Schedule, none of SPSS Inc.'s outstanding securities or authorized capital stock are subject to any rights of redemption, repurchase, rights of first refusal, preemptive rights or other similar rights, whether contractual, statutory or otherwise, for the benefit of SPSS Inc., any stockholder or any other Person. Except as set forth in Section 4.2 of the SPSS Inc. Disclosure Schedule, there are no restrictions on the transfer of shares of SPSS Common Stock other than those imposed by relevant United States federal and state securities laws. The offer and sale of all SPSS Common Stock and other securities of SPSS Inc. issued before the date of this Agreement complied with or were exempt from all applicable United States federal and state securities laws and no stockholder has a right of rescission or damages with respect thereto.

                  (e) The shares of SPSS Common Stock, when issued in connection with this Agreement, will be (i) duly authorized, validly issued, fully paid and nonassessable, (ii) issued in compliance with any preemptive rights which have not been waived prior to the date of this Agreement, (iii) assuming the accuracy of the representations set forth in Section 3.4, issued in compliance with all applicable United States federal and state securities laws and (iv) free of any liens.

                  (f) No bonds, debentures, notes or other indebtedness of SPSS Inc. having the right to vote on any matters on which holders of capital stock of SPSS Inc. may vote ("SPSS VOTING DEBT") are issued or outstanding.

         4.3      Authority; No Conflicts.

                  (a) SPSS Inc. and SPSS have all requisite power and authority (corporate or otherwise) to enter into this Agreement and the other documents and agreements attached as exhibits hereto to be entered into by them (the Agreement, together with all such other documents and agreements, collectively, the "SPSS TRANSACTION DOCUMENTS") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the SPSS Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of SPSS Inc. and SPSS. No approval or consent of the stockholders of SPSS Inc. or SPSS is required with respect to the consummation of the transactions contemplated by this Agreement. The SPSS Transaction Documents have been or will be duly executed and delivered by SPSS Inc. and SPSS and constitute or will constitute the valid and binding agreements of SPSS Inc. and SPSS, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (b) Except as set forth in Section 4.3 of the SPSS Inc. and SPSS Disclosure Schedule, the execution and delivery by SPSS Inc. and SPSS of the SPSS Transaction Documents, and the consummation by SPSS Inc. and SPSS of the transactions contemplated hereby and thereby, will not: (i) violate or conflict with SPSS Inc.'s and SPSS' respective certificates of incorporation or bylaws; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement, mortgage relating to borrowed money, instrument of indebtedness, or other obligation to which SPSS Inc. or SPSS is a party or by which they are bound or subject that would reasonably be expected to impair substantially such Shareholder's ability to consummate the transactions contemplated by this Agreement; (iii) constitute a violation of any law, statute, rule or regulation to which SPSS Inc. or SPSS is subject; or (iv) have a Material Adverse Effect upon SPSS or the shares in SPSS Inc.

                  (c) Except as set forth in Section 4.3 of the SPSS Inc. and SPSS Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person, is required in connection with the execution and delivery by SPSS Inc. and SPSS of the SPSS Transaction Documents or the performance by SPSS Inc. and SPSS of the obligations to be performed by SPSS Inc. and SPSS pursuant to the terms hereof or thereof.

         4.4 Board Approval. The Board of Directors of SPSS, by resolutions duly adopted and not subsequently rescinded or modified in any way (the "SPSS BOARD APPROVAL"), has duly (i) determined that this Agreement and the transactions contemplated hereby are advisable and are fair to and in the best interests of SPSS and its stockholders and (ii) approved the execution and delivery of the SPSS Transaction Documents in the name and on behalf of SPSS and has authorized the performance by SPSS of all of SPSS's obligations pursuant to the SPSS Transaction Documents and the transactions contemplated hereby and thereby.

         4.5 Board Approval. The Board of Directors of SPSS Inc., by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "SPSS INC. BOARD APPROVAL"), has duly (i) determined that this Agreement and the transactions contemplated hereby are advisable and are fair to and in the best interests of SPSS Inc. and its stockholders and (ii) approved the execution and delivery of the SPSS Transaction Documents in the name and on behalf of SPSS Inc. and has authorized the performance by SPSS Inc. of all of SPSS Inc.'s obligations pursuant to the SPSS Transaction Documents and the transactions contemplated hereby and thereby.

         4.6      Litigation; Compliance with Laws.

                  (a) There is no Action pending, or to the knowledge of SPSS Inc. and SPSS, threatened against or affecting SPSS Inc. or SPSS which questions the validity of this Agreement or any action taken or to be taken by SPSS Inc. or SPSS in connection with any of the transactions contemplated by this Agreement and neither SPSS Inc., SPSS, nor their officers and directors have any knowledge of a fact or circumstance which could reasonably be expected to give rise to such an Action or threatened Action.

                  (b) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS Inc. and SPSS Inc. holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of SPSS Inc. (the "SPSS INC. PERMITS"). Except where the failures to so comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on SPSS Inc., SPSS Inc. is in compliance with the terms of the SPSS Inc. Permits. Except for violations which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on SPSS Inc., SPSS Inc. is not in violation of, and SPSS Inc. has not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity.

                  (c) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS and SPSS holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of SPSS (the "SPSS PERMITS"). Except where the failures to so comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on SPSS, SPSS is in compliance with the terms of the SPSS Permits. Except for violations which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on SPSS, SPSS is not in violation of, and SPSS has not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity.

         4.7 SEC Documents. The Shareholders have had access to a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by SPSS Inc with the SEC since January 1, 1998 and prior to that date of this Agreement (the "SPSS INC SEC DOCUMENTS") which are all the documents (other than preliminary material) that SPSS was required to file with the SEC until that date, except as set forth on Schedule 4.7. Except as set forth on Schedule 4.7, the SPSS Inc SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SPSS Inc SEC Documents, and none of SPSS Inc SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                                    COVENANTS

         Each of the Parties hereto and with respect to the Sections 5.1-5.5 and
5.7 below, the Shareholder Representative, covenant as follows:

         5.1 Confidentiality. Except as authorized pursuant to Section 5.2 below, each of the Parties agrees: (i) to hold any proprietary or confidential information of any other Party and the terms of this Agreement (collectively, the "CONFIDENTIAL INFORMATION") in strict confidence, (ii) to not disclose any of the Confidential Information to any third party or to any such Party's directors, officers, employees, agents or representatives other than those who need to know and/or have access to such Confidential Information in connection with the performance of their duties pursuant to this Agreement; (iii) to use the Confidential Information only in furtherance of the consummation of the transactions contemplated hereby and, with respect to SPSS, the utilization of the Assets and the operation of the business of the Data Distilleries Entities after the Closing; and (iv) to return to the other Party or destroy or delete, at such other Party's election, all of the relevant portions of any of the documents and other materials embodying Confidential Information (including all copies thereof) in such Party's possession upon termination of this Agreement. Notwithstanding the foregoing, such restrictions shall not apply to information which: (A) is available for use within the trade or by the public at the time of disclosure to the other Party; (B) becomes available for use within the trade or by the public other than as a result of a breach of the other Party's duty of confidentiality hereunder; (C) is required to be disclosed by law or pursuant to a court order, subject to prompt prior written notice by the Party subject to such law or receiving such court order to the other Party of such potential disclosure and the other Party's right to prevent or otherwise limit such disclosure within the bounds of the law or court order; and (D) is authorized to be used and/or disclosed to third parties by one Party in writing, subject to execution of a confidentiality agreement acceptable to such Party by the third party.

         5.2 Publicity. SPSS and SPSS Inc. shall have the right to make (i) all press releases and other public statements with respect to the transactions contemplated hereby as SPSS and SPSS Inc., in their sole discretion, deem necessary and appropriate, subject, in the event that any such press release or public statement that specifically names a particular Shareholder, to the consent of such Shareholders, which consent shall not be unreasonably withheld or delayed, and (ii) all filings with the SEC that SPSS Inc. deems necessary and appropriate in connection with the Securities Act and the Exchange Act. Neither the Shareholders nor the Shareholder Representative shall issue any press release or otherwise make any public statement or disclosure concerning SPSS's and/or SPSS Inc.'s business, financial condition or results of operations without the prior consent of SPSS or SPSS Inc., which consent shall not be unreasonably withheld or delayed.

         5.3 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the transactions contemplated by this Agreement and to fulfill and cause to be fulfilled the conditions under this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transactions contemplated by this Agreement and (ii) taking all commercially reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.

         5.4 Cooperation. The Parties agree to cooperate for all other reasonable purposes after the Closing, including with respect to any audit by any taxing authority of any of the income tax or other tax returns of the Data Distilleries Entities.

         5.5 Expenses. Except as provided for in Section 7.10 of this Agreement, all Expenses (defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, "EXPENSES" includes all out-of-pocket expenses (including, without limitation, the fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

         5.6 Distributions. The Shareholders agree not to make or declare any dividend payments or distributions to its shareholders during a period beginning on August 1, 2003 and extending through and including the Closing Date.

         5.7 Further Assurances. From and after the date of this Agreement, upon request of any Party hereto or the Shareholder Representative, the Parties hereto or the Shareholder Representative, as applicable, without further cost or expense to the requesting party, shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the transactions contemplated hereby, as long as such action is not inconsistent with this Agreement.

         5.8 Sales Promotion and Information Rights. During the Annual Periods, SPSS and SPSS Inc. shall use commercially reasonable efforts to promote the sales of the Data Distilleries products throughout their world-wide channels and shall implement sales force incentives that are comparable to the current incentives for the existing comparable product lines. From the Closing Date through the end of the Second Earnout Period, SPSS Inc. shall provide the Shareholder Representative with a report showing the gross revenues from software licensing and maintenance generated by the Data Distilleries products less royalties paid to third party distributors (the "REVENUE REPORTS"), which Revenue Reports shall be delivered by SPSS to the Shareholder Representative within thirty (30) days of the last day of January, April and July of 2004 and 2005.

         5.9 Calculation of Fully Diluted Outstanding Shares of Data Distilleries. The Parties agree that Appendix A to the Shareholder Disclosure Schedule accurately calculates the number of shares which constitute the fully diluted capital stock of Data Distilleries as of the date hereof, and that based upon such calculation, at the Closing, SPSS is acquiring 100% of the issued and outstanding shares of Data Distilleries and 95.2% of the capital stock of Data Distilleries on a fully diluted basis.

         5.10 Waiver of Options. Following the Closing, SPSS shall have the right, but not the obligation, to deliver a Waiver Letter (the "Waiver Letter") to all current and former employees of Data Distilleries, in a form reasonably satisfactory to the Shareholder Representative and SPSS. SPSS shall ensure that Data Distilleries shall notify the Shareholder Representative and SPSS Inc. in writing of: (i) the names of the individuals to whom SPSS has sent Waiver Letters,

(ii) the date(s) upon which SPSS has sent the Waiver Letters to the holders of Data Distilleries Options, which date(s) shall not be later than ten (10) business days following the Closing Date and (iii) the response, if any, by said holders to the waiver letters, which notice of response shall be sent no later than sixty (60) calendar days following the Closing Date.

         5.11 Sale of SPSS Common Stock. Each of the Shareholders shall advise with SPSS Inc. within a reasonable amount of time prior to making or entering into any sale of the shares of SPSS Common Stock received in connection with this Agreement.

         5.12 SPSS Obligations. SPSS Inc guarantees, assumes and accepts joint and several liability for all obligations of SPSS under this Agreement.

         5.13 Insurance. SPSS shall cause Data Distilleries to maintain in force the insurance policies identified in Section 3.19 of the Shareholder Disclosure Schedule, for the relevant current term thereof. The Shareholders are entitled, but not obligated, to extend such insurance policies of Data Distilleries for a period of two (2) years following the Closing Date, for the sole risk and account of the Shareholders. SPSS shall further cause Data Distilleries to obtain and maintain insurance coverage for a period of two (2) years following the Closing Date, which coverage shall cover losses occurring on or after the Closing Date and which coverage shall be adequate and customary for the industry sector within which Data Distilleries operates.

                                   ARTICLE VI
                    CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS

         The obligation of the Shareholders to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions:

         6.1 Representations and Warranties. Each of the representations and warranties of SPSS Inc. and SPSS set forth in this Agreement shall be true and accurate in all material respects on and as of the Closing Date.

         6.2 Performance. SPSS and SPSS Inc. shall have performed or complied in all material respects with all covenants, agreements and obligations contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date (including, without limitation, the closing deliveries required by Article 8 hereof).

         6.3 Filings; Consents. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind required to be made or obtained by SPSS and SPSS Inc that are required to be performed or complied with by it on or before the Closing Date, in connection with the consummation of the transactions contemplated by, and the performance by SPSS and SPSS Inc of their obligations under this Agreement shall have been made or obtained, in each case upon terms and conditions reasonably satisfactory to Data Distilleries.

         6.4 No Injunctions, Litigation or Restraints, Illegality. No laws shall have been adopted or promulgated, no actions pending or threatened, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect which have the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

         6.5      Approval.

                  (a) The Shareholders, to the extent applicable, shall have received the consent by the spouses of the Shareholders in relation to
Article 88 Book 1 Dutch Civil Code, which consent shall be in writing and submitted to SPSS on the Closing Date.

                  (a) SPSS shall have obtained the approval of its Board of Directors of this Agreement and the transactions contemplated hereby.

                  (b) SPSS Inc. shall have obtained the approval of its Board of Directors of this Agreement and the transactions contemplated hereby.

         6.6      [Intentionally deleted.]

                                  ARTICLE VII
                        CONDITIONS TO OBLIGATIONS OF SPSS

         The obligation of SPSS and/or SPSS Inc. to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions:

         7.1 Representations and Warranties. Except as set forth in the Shareholder Disclosure Schedule, each of the representations and warranties of the Shareholders set forth in this Agreement shall be true and accurate in all material respects on and as of the Closing Date.

         7.2 Performance. The Shareholders shall have performed or complied in all material respects with all covenants, agreements and obligations contained in this Agreement that are required to be performed or complied with by them on or before the Closing Date (including, without limitation, the closing deliveries required by Article 8 hereof).

         7.3 Filings; Consents. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind required to be made or obtained by any Shareholder that are required to be performed or complied with by them on or before the Closing Date in connection with the consummation of the transactions contemplated by, and the performance by the Shareholders of their obligations under this Agreement shall have been made or obtained, in each case upon terms and conditions reasonably satisfactory to SPSS and SPSS Inc..

         7.4 No Injunctions, Litigation or Restraints, Illegality. No laws shall have been adopted or promulgated, no actions pending or threatened, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect which have the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

         7.5      [Intentionally deleted]

         7.6      Approval.

                  (a) The Shareholders, to the extent applicable, shall have received the consent by the spouses of the Shareholders in relation to
Article 88 Book 1 Dutch Civil Code, which consent shall be in writing and submitted to SPSS on the Closing Date.

                  (b) SPSS shall have obtained the approval of its Board of Directors of this Agreement and the transactions contemplated hereby.

                  (c) SPSS Inc. shall have obtained the approval of its Board of Directors of this Agreement and the transactions contemplated hereby.

         7.7      [Intentionally deleted]

         7.8 Bank Consent. SPSS Inc. shall have received any consents and approvals of Foothill Capital Corporation ("FOOTHILL") required to be obtained pursuant to that certain Loan and Security Agreement, dated as of March 31, 2003, by and between SPSS and Foothill.

         7.9 Warrants. Gilde IT Fund B.V. shall have waived its right to exercise its warrant with respect to 33,670 shares of Data Distilleries Series B Stock.

         7.10 Minimum Net Asset Value. As of September 30, 2003, Data Distilleries shall have a minimum net asset value (being the excess of the assets over liabilities shown in the balance sheet of Data Distilleries' unaudited interim financial statements as of and for the period ended September 30, 2003, prepared in accordance with Dutch Generally Accepted Accounting Principles, of at least 550,000 Euros (the "BASE VALUE"), after payment of all costs and expenses incurred by Data Distilleries in connection with the transactions contemplated hereby, including any reserve for such costs and expenses incurred prior to the Closing Date but for which no payment is made until after the Closing Date. Notwithstanding the foregoing, to the extent that Data Distilleries incurs or pays costs and expenses in connection with the preparation of the Reconciliation, the amount of such costs (the "RECONCILIATION COSTS") shall be subtracted from the Base Value and Data Distilleries shall have a minimum net asset value equal to the difference between the Base Value minus the Reconciliation Costs. Nothing in this Section 7.10 relieves Data Distilleries from its obligations under Section 5.6 hereof.

         7.11 Finalization of Proposed Share Transfers. The proposed sale and purchase of the Data Distilleries Securities held by Mr. F.A.B. Van Rijn to Data Distilleries, the transfer thereof by notarial deed, as well as the proposed sale and purchase and termination of the depository receipts shall have been effected.

         7.12 Articles of Association. Each of the Shareholders shall have waived its rights pursuant to Section 13 of the Data Distilleries Articles of Association.

         7.13     [Intentionally deleted]

         7.14     Engagement Letter. Data Distilleries and
PriceWaterhouseCoopers shall have each executed an engagement letter in form and substance reasonably satisfactory to SPSS (the "ENGAGEMENT LETTER").

         7.15 Software Clean-Up. As of the Closing Date, none of the licenses granted to any of the Data Distilleries Entities' customers shall include software that illegally links the Data Distilleries Entities' libraries to Oracle's libraries. In addition to the foregoing and not by way of limitation, as of the Closing Date, the Data Distilleries Entities shall have terminated all use of algorithms owned by ACM in connection with the Data Distilleries Intellectual Property.

         7.16 Stichting Data Distilleries Shareholders. The Stichting Data Distilleries Shareholders shall be duly incorporated.

                                  ARTICLE VIII
                               CLOSING DELIVERIES

         The following deliveries shall be made at the Closing:

         8.1 Closing Deliveries of Data Distilleries. Data Distilleries or the Shareholders, as the case may be, shall deliver the following to SPSS on the Closing Date:

                  (a) Consents. Evidence reasonably satisfactory to SPSS and its counsel that all consents and approvals required to be obtained by Data Distilleries and any Shareholder in connection with the transactions contemplated by this Agreement have been obtained.

                  (b) Articles of Association. A certified or other acceptable copy of the Articles of Association, as in effect as of the Closing Date, of the Data Distilleries Entities.

                  (c) Records. All of the books and records of each of the Data Distilleries Entities, including, without limitation, the shareholder' register, minute books and financial records.

                  (d) Resignations. The resignation of each supervisory director and each managing director of Data Distilleries from such person's respective position as an officer and/or director of Data Distilleries and the revocation of any proxies previously granted by such officers and/or directors.

                  (e) Waiver Letters. The Waiver Letters that Data Distilleries has obtained on or prior to the Closing Date.

                  (f) Articles of Association. Written confirmation that each of the Shareholders has waived its rights pursuant to Section 13 of the Data Distilleries Articles of Association.

                  (g) Engagement Letter. A duly executed copy of the Engagement Letter.

                  (h) Stichting Data Distilleries Shareholders. A certified copy of the Articles of Association of Stichting Data Distilleries Shareholders, as amended as of the Closing Date.

         8.2 Closing Deliveries of SPSS. SPSS and/or SPSS Inc. shall deliver the following to Data Distilleries on the Closing Date:

                  (a) Consents. All consents and approvals required in connection with the performance by SPSS and/or SPSS Inc. of its obligations under this Agreement and the consummation by SPSS and/or SPSS Inc. of the transactions contemplated hereby and thereby.

                  (b) Good Standing Certificate. A certificate of the Secretary of State of the State of Delaware as to the due incorporation and good standing of SPSS Inc..

                  (c) Appointment of Directors. A Written Consent of SPSS appointing new directors of Data Distilleries, effective as of the Closing.

         8.3 Final Closing Transfers. After each of the Closing Deliveries set forth in Sections 8.1 and 8.2, above, have been made by Data Distilleries and SPSS and/or SPSS Inc., respectively, the following transfers shall be made:

                  (a) The Civil Law Notary shall execute and deliver the Deed of Transfer, in accordance with applicable law, to properly effectuate the transfer of the Data Distilleries Securities to SPSS.

                  (b) After the Civil Law Notary has made the deliveries set forth in Section 8.3(a), SPSS shall deliver to Data Distilleries the Purchase Price of the Data Distilleries Securities, as set forth in Section 2.1(a)(i), 2.4(a) and 2.4(b) hereof.

                                   ARTICLE IX
                          SURVIVAL AND INDEMNIFICATION

         9.1 Survival of Representations and Warranties; Covenants. All representations and warranties contained herein or made in writing by any Party in connection herewith shall survive the Closing until the end of the Second Earnout Period, regardless of any investigation made by or on behalf of any Party, except for the representations and warranties contained in Sections 3.3, 3.5, 3.12, 4.2 and 4.7, which shall survive indefinitely, and the representations and warranties contained in Section 3.20, which shall survive for a period following the Closing equal to the statutory limitation period relevant to the tax claim underlying the alleged breach of such warranty, except if such representation or warranty proves to be untrue due to fraud of the applicable Party. All covenants contained herein shall survive until performed fully.

         9.2      Indemnification by Shareholders.

                  (a) The Shareholders agree to indemnify and hold SPSS, SPSS Inc., (the "Indemnified Parties") harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) (individually, a "LOSS," and collectively, "LOSSES") arising out of or relating to (i) any breach of any representation or warranty set forth herein, except with respect to Sections 3.2, 3.3 and 3.4 hereof, or set forth in any closing certificate, (ii) any breach of any covenant or obligation of the Shareholders contained in this Agreement, (iii) any fraudulent representation or intentional misrepresentation on the part of the Shareholders,
(iv) any intentional or fraudulent breach by the Shareholders of any warranty, representation, agreement, covenant or obligation made under this Agreement, and
(v) any material misrepresentation of the Shareholders contained in any provisions of this Agreement or instruments furnished or to be furnished hereunder.

                  (b) Each of the Shareholders severally agrees to indemnify and hold the Indemnified Parties harmless from and against any Losses arising out of or relating to a breach of a representation or warranty set forth in Sections 3.2, 3.3, and 3.4 hereof by such Shareholder.

                  (c) With respect to claims for indemnification for Losses incurred by the Indemnified Parties arising out of the representations and warranties set forth in Sections 3.12 and 3.20 which are not satisfied by offset against the First Contingent Payment and/or the Second Contingent Payment, the Indemnified Party shall have the right to proceed against any one or more of the Shareholders with respect to such Losses up to an amount equal to the lesser of
(i) the relevant part of the Aggregate Shareholder Liability (defined in Section 9.6(a)) in respect of such Shareholder less any amounts offset by an Indemnified Party pursuant to Section 9.7 hereof, and (ii) the relevant amount of the Second Contingent Payment less any amounts offset by an Indemnified Party pursuant to
Section 9.7 hereof received by such Shareholder.

                  (d) With respect to claims for indemnification for Losses incurred by the Indemnified Parties arising out of the representations and warranties set forth in Sections 3.2, 3.3 and 3.4 which are not satisfied by offset against the First Contingent Payment and/or the Second Contingent Payment, the Indemnified Party shall have the right to proceed against each Shareholder up to the amount of such Shareholder's liability as set forth in
Section 9.6(a)(i).

                  (e) Notwithstanding anything to the contrary contained in this Agreement, the Indemnified Parties shall not be entitled to indemnification with respect to Losses under Section 9.2(a) (the "SPSS DAMAGES") unless the cumulative amount of the SPSS Damages exceeds an aggregate of Euro 9,000. If the SPSS Damages exceed such Euro 9,000 threshold, then the Indemnified Parties may seek indemnification hereunder for the entire claim, including such Euro 9,000 threshold amount.

         9.3      Indemnification Procedure. An indemnified Party under Section
9.2 of this Agreement shall give prompt written notice to the Shareholder Representative (when and to the extent that the Indemnified Party has actual knowledge thereof) of any condition, event or occurrence or the commencement of any action, suit or proceeding for which indemnification may be sought, and the Shareholder Representative, through counsel reasonably satisfactory to the Indemnified Party, shall assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense. In any event, if the Shareholder Representative fails to assume the defense within a reasonable time, the Indemnified Party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in Section 9.2. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of the Shareholders without the prior written consent of the Shareholder Representative (which shall not be unreasonably withheld or delayed); provided, however, that SPSS may settle any claim or cause of action without the Shareholder Representative's consent, but in such case the Shareholders shall not be required to reimburse SPSS for its Losses except and to the extent that the results of arbitration conducted in accordance with Section 12.8 hereof determines that the Shareholders must indemnify SPSS therefor. Notwithstanding anything in this
Section 9.3 to the contrary, the Shareholder Representative shall not, without the prior written consent of the Indemnified Party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments. The Shareholders shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity provided for in Section 9.2.

         9.4 Indemnification by SPSS Inc. and SPSS SPSS Inc. and SPSS hereby jointly and severally agree to indemnify and hold the Shareholders, their respective affiliates and their respective officers, directors, employees, agents and representatives of each of the foregoing harmless from and against any and all Losses relating to (i) any breach of any representation or warranty of SPSS or SPSS Inc. set forth in this Agreement or set forth in any closing certificate or other document attached hereto as an exhibit and (ii) any breach of any covenant or obligation of SPSS Inc. or SPSS contained in this Agreement or in any document attached hereto as an exhibit.

         9.5      Indemnification Procedure. An indemnified Party under Section
9.4 of this Agreement shall give prompt written notice to SPSS Inc. (when and to the extent that the indemnified Party has actual knowledge thereof) of any condition, event or occurrence or the commencement of any action, suit or proceeding for which indemnification may be sought, and SPSS Inc., through counsel reasonably satisfactory to the indemnified Party, shall assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense. In any event, if SPSS Inc. fails to assume the defense within a reasonable time, the indemnified Party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in Section 9.4. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of SPSS Inc. without the prior written consent of SPSS Inc. (which shall not be unreasonably withheld). Notwithstanding anything in this Section 9.5 to the contrary, SPSS Inc. shall not, without the prior written consent of the indemnified Party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified Party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified Party other than as a result of money damages or other money payments. SPSS shall pay all expenses, including attorneys' fees, that may be incurred by any indemnified Party in enforcing the indemnity provided for in Section 9.4.

         9.6 Liability Ceiling. The maximum aggregate liability of the Shareholders and SPSS Inc., respectively, under this Agreement shall be limited as follows:

                  (a)      Maximum Liability of Shareholders.

                           (i)      The maximum aggregate liability of an
individual Shareholder hereunder for Losses arising in connection with the representations and warranties set forth in Section 3.2, 3.3 and 3.4 hereof, shall be limited to the aggregate value of the Purchase Price received by such Shareholder hereunder.

                           (ii)     The maximum aggregate liability of an
individual Shareholder for Losses arising in connection with all representations and warranties other than those set forth in Section 3.2, 3.3 and 3.4 hereof, shall be limited to the relevant individual Shareholder's pro rata share of an amount of 1,350,000 Euro calculated in accordance with the percentages set out in Schedule 2.4 (d) hereto (the "AGGREGATE SHAREHOLDER LIABILITY").

                  (b) Maximum Liability of SPSS Inc. The maximum liability of SPSS Inc. shall be limited to the aggregate amount of the Purchase Price paid by SPSS pursuant to Section 2.1 hereof.

         9.7      Contingent Earnout Payment Offset.

                  (a) Any indemnification for Losses incurred during the First Earnout Period may be offset against the First Contingent Payment, when and if the same becomes due and payable hereunder, and any indemnification for Losses incurred during the Second Earnout Period may be offset against the Second Contingent Payment, when and if the same becomes due and payable hereunder, up to the lesser of (a) the amount of the Losses or (b) 1,350,000 Euros. Once and only if the amount of such Losses is finally determined pursuant to Section 9.3 hereof, such Losses may be offset against the next Contingent Earnout Payment to be made by SPSS.

                  (b) SPSS shall distribute any portion of the First Contingent Payment or the Second Contingent Payment, as applicable, not offset in accordance with Section 9.7(a), above, to the Shareholder Representative as set forth in Section 2.4(c) hereof.

         9.8      Loss Calculation Method

                  (a) In respect of a Loss as meant in Section 9.2(a) hereof, SPSS and SPSS Inc. shall be entitled to liquidated damages (gefixeerde schadevergoeding) equal to an amount sufficient to place Data Distilleries or, as the case may be, a Data Distilleries Entity in the financial position in which it would have been, absent the breach giving rise to said Loss.

                  (b)      In respect of a Loss as meant in Section 9.2(b) or
9.4 hereof, the Loss shall be deemed to be equal to the damages suffered by the relevant indemnified Party.

                  (c) For purposes of calculating the amount of damages due to an indemnified Party in respect of any Loss, such damages shall be reduced by

                           (i)      any amount or amounts as are recovered by
the indemnified Party from a third party (including but not limited to recovery under any insurance policy);

                           (ii)     any net positive tax effects of the breach
giving rise to such Loss for the relevant Data Distilleries Entities or the relevant indemnified Parties;

                           (iii)    any provision or accrual which is clearly
allocated, in Data Distilleries' consolidated financial statements as of and for the nine (9) month period ended September 30, 2003 or the notes thereto, to the Loss claimed, against which such provision such Loss can be offset.

         9.9 Limitations on Indemnification. No Party shall be entitled to indemnification under this Agreement of any Loss to the extent

                  (a) such Loss results from any voluntary act, omission, transaction or arrangement carried out before the Closing Date at the request of or with the consent of SPSS or SPSS Inc.;

                  (b) such Loss is attributable to any voluntary act, omission, transaction or arrangement carried out by SPSS, SPSS Inc. or any Data Distilleries Entity after Closing and outside the ordinary course of business, where such party was aware or ought reasonably to have been aware that it would give rise to or increase the amount of such Loss;

                  (c) such Loss arises and/or is increased by the failure of the Indemnified Party to mitigate such Loss;

                  (d) such Loss is attributable to any change in a law or regulation arising after the Closing Date, which change was, by its terms, retroactively effective as of a date prior to the Closing Date.

         9.10 Guaranty. Capital Z Financial Services Fund II, L.P (the "GUARANTOR") hereby agrees to act as guarantor (borg) of the Shareholder CZF DDI Holding Company N.V. f/k/a Nelinda Corporation N.V. ("CZF") for the performance by CZF of its obligations toward SPSS Inc. and SPSS pursuant to Article IX of this Agreement. The obligation of Guarantor toward SPSS Inc. and SPSS shall include the payment of any interest due and owing by CZF to SPSS Inc. and SPSS as of the date upon which CZF is in default (toerekenbare tekortkoming) of its obligations under Article IX. SPSS Inc. and SPSS shall be entitled to assert a claim against Guarantor pursuant to this Section 9.10 upon the earlier of (i) a final court judgement awarding damages following opposition raised by said Shareholder (toewijzend vonnis dat in kracht van gewijsde is gegaan) and failure by CZF to satisfy such judgement within 30 days following service of process thereof, (ii) a judgement as meant in subsection (i) issued in default (verstekvonnis) or (iii) written confirmation reasonably satisfactory to SPSS Inc., SPSS and Guarantor that CZF has been dissolved, has been declared bankrupt or has otherwise ceased to do business in the normal course.

                                    ARTICLE X
                          SHAREHOLDERS' REPRESENTATIVE

         10.1     Shareholder Representative; Power of Attorney.

                  (a) The Shareholders hereby appoint Stichting Data Distilleries Shareholders as Shareholder Representative hereunder, to exercise the powers on behalf of any or all the Shareholders, set forth in this Agreement; and Stichting Data Distilleries Shareholders hereby accepts such appointment.

                  (b) Each Shareholder, by his or its execution of this Agreement, hereby constitutes and appoints Shareholder Representative his or its true and lawful attorney in fact, with full power in his name and on his or its behalf:

                           (i)      to act, in the absolute discretion of the
Shareholder Representative, on such Shareholders' behalf in accordance with the terms of this Agreement including, without limitation, the power to contest or accept the determination of the Purchase Price; to amend this Agreement; to consent on the assignment of rights under this Agreement; to give and receive notices on behalf of all the Shareholders; and to act on the Shareholders' behalf in connection with any matter arising under Article 9 hereof;

                           (ii)     in general, to do all things and to perform
all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement; provided however, Shareholder Representative shall not have the powers set forth in this
Section 10.1(b)(ii) with respect to any employment agreement or consulting agreement executed by and between any Shareholder and SPSS and/or SPSS Inc..

                  This power of attorney, and all authority hereby conferred, is granted subject to the interests of all of the Shareholders and SPSS and/or SPSS Inc. hereunder and shall be irrevocable and shall not be terminated by any act of any Shareholder or by operation of law, whether by the death or incapacity of any Shareholder or by the occurrence of any other event.

         10.2     Survival of Shareholder Representative.

                  (a) For purposes of Section 12.8 hereof, the Shareholders shall procure that the Shareholder Representative shall, at all times until December 31, 2009, remain duly organized and validly existing and retain all requisite power, authority and right to act as the choice of domicile by the Shareholders for the purposes of this Agreement.

                  (b) If the Shareholders fail to fulfil the obligations set forth in Section 10.2(a), above, SPSS shall have the right, but not the obligation, to take any steps necessary to maintain the due organization and valid existence of the Shareholder Representative and to ensure that the Shareholder Representative retains all requisite power, authority and right to act as the choice of domicile by the Shareholders for purposes of this Agreement.

                                   ARTICLE XI
                                  DUE DILIGENCE

         11.1 SPSS and SPSS Inc acknowledge and agree that they have performed, with the assistance of professional legal, accountancy, financial, technical and tax advisors, a due diligence investigation of the Data Distilleries Entities (the "DUE DILIGENCE INVESTIGATION") in form, scope and substance to its reasonable satisfaction, and furthermore:

                  (a) that for the purposes of the Due Diligence Investigation SPSS and SPSS Inc. and their advisors have had sufficient opportunity to review the information made available to them and their advisors by certain of the Shareholders, Data Distilleries and/or their advisors;

                  (b) that on the basis of the Due Diligence Investigation, SPSS, SPSS Inc. and/or their advisors have requested and obtained from certain of the Shareholders, Data Distilleries and/or their advisors additional information for the purposes of entering into this Agreement, through interviews, presentations, site visits and questions submitted to the Shareholders, Data Distilleries and their advisors; and

                  (c) that on the basis of the information as meant in subsections (a) and (b) hereof, the representations and warranties as stated in
Section 3 hereof and the schedules hereto, SPSS and SPSS Inc. and/or their advisors have no further questions of a factual nature which have remain unanswered or are otherwise material to the decision by SPSS and SPSS Inc. to proceed with the transactions contemplated hereby.

         11.2 SPSS and SPSS Inc. acknowledge that the representations and warranties contained in Section 3 of this Agreement are the only representations, warranties or other assurances of any kind given by or on behalf of the Shareholders on which SPSS and SPSS Inc. may rely in entering into this Agreement. SPSS, SPSS Inc. and the Shareholders agree that the exceptions to the representations and warranties either contained herein or set forth in the Shareholder Disclosure Schedule are the only exceptions to the representations and warranties of which SPSS will be deemed to have knowledge.

         11.3 At Closing, SPSS and SPSS Inc. are not aware of any fact or any circumstance that could lead to a claim under Article III and Article IX of this Agreement.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Amendment and Modification. This Agreement may not be amended, modified and supplemented except by written agreement of the Parties and the Shareholder Representative.

         12.2 Waiver of Compliance. Any failure of SPSS, SPSS Inc. or any of the Shareholders to comply with any obligation herein may be expressly waived hereunder, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing and duly executed by the appropriate Parties.

         12.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

                  (a)      If to SPSS to:
                           SPSS International B.V.
                           c/o SPSS Inc.
                           233 South Wacker Drive
                           Chicago, Illinois 60606
                           Fax: (312) 264-3650
                           Attention: Jack Noonan
                                      Tony Ciro, Esq.

                           with a copy to:

                           McGuireWoods Ross & Hardies
                           150 North Michigan Avenue
                           Chicago, Illinois 60601
                           Fax: (312) 750-8600
                           Attention: Lawrence R. Samuels, Esq.
                                      David S. Guin, Esq.

                  (b)      If to SPSS Inc. to:

                           SPSS Inc.
                           233 South Wacker Drive
                           Chicago, Illinois 60606
                           Fax: (312) 264-3558
                           Attention: Jack Noonan, President and Chief
                                      Executive Officer

                           SPSS Inc.
                           233 South Wacker Drive
                           Chicago, Illinois 60606
                           Fax: (312) 264-3650
                           Attention: Tony Ciro, Esq.

                           with a copy to:

                           McGuireWoods Ross & Hardies
                           150 North Michigan Avenue
                           Chicago, Illinois 60601
                           Fax: (312) 750-8600

                           Attention: Lawrence R. Samuels, Esq.
                                      David S. Guin, Esq.

                  (c)      If to the Shareholder Representative, to:

                           Stichting Data Distilleries Shareholders
                           Newtonlaan 91, 3584 BP Utrecht

                  (d) If to a Shareholder, to such Shareholder's address as indicated beneath such Shareholder's signature to this agreement.

         12.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and the Shareholder Representative hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties or, with respect to the Shareholders, by the Shareholder Representative, except by operation of law and except that SPSS Inc. and SPSS may assign their rights and obligations under this Agreement to any other entity directly or indirectly wholly owned by SPSS Inc. If such assignment shall be made by SPSS or SPSS Inc., the assignee shall be entitled to all of the rights and shall assume all of the obligations of SPSS or SPSS Inc. hereunder, provided, that SPSS or SPSS Inc. shall remain liable for and guarantee the performance of such entity's obligations under this Agreement.

         12.5 Survival of Covenants. Any covenant set forth in this Agreement that cannot, by its terms, be satisfied prior to Closing, shall survive until such covenant is fully satisfied.

         12.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under the applicable laws, but if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         12.7 Governing Law. Except for the sections of this Agreement which are, expressly or by their nature, governed by the United States federal securities laws or any United States state securities laws, this Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

         12.8     Arbitration. Except for disputes to be handled under Section
2.3 hereof which shall be settled in accordance with the provisions in that Section, all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by an arbitrator appointed in accordance with the said Rules. The arbitral tribunal shall be composed of one arbitrator who shall be appointed by the International Chamber of Commerce, which arbitrator will be a Dutch attorney. The place of arbitration shall be in Amsterdam, the Netherlands. The arbitral procedure shall take place in the English language.

         12.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.10 Third Parties. Nothing herein shall be construed to confer upon or give to any party other than the Parties hereto, the Shareholder Representative and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         12.11 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, covenants, representations or warranties, whether oral or written, by any Party hereto.

         12.12 Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.13    Definitions. As used in this Agreement:

                  (a) "Assets" means all of the assets of each of the Data Distilleries Entities.

                  (b) "Beneficial ownership" or "beneficially own" shall have the meaning under Section 13 (d) of the Exchange Act.

                  (c) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Shareholder Disclosure Schedule or the SPSS Inc. Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person.

                  (d) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

                  (e) "Business Day" means any day on which banks are not required or authorized to close in the City of Amsterdam, The Netherlands.

                  (f) "Civil Law Notary" means Mr. W. Bosse, Civil Law Notary of Kennedy Van der Laan.

                  (g) "Data Distilleries Software" means the software Assets of the Data Distilleries Entities.

                  (h) "Deed of Transfer" means the form of the deed of the Civil Law Notary for the delivery to SPSS of legal title to the Data Distilleries Securities, attached hereto as Exhibit B.

                  (i) "Environmental Laws" means any and all laws, rules, regulations, statutes, ordinances and codes of any Governmental Entity regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect.

                  (j) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  (k) "Governmental Entity" means any national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

                  (l) "Hazardous Materials" means any materials or wastes, defined or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws which includes petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

                  (m) "Intellectual Property" means software, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; proprietary information and trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, any similar intellectual property or proprietary rights.

                  (n) "Known" or "knowledge" means, with respect to any Party, the knowledge of such Party after reasonable inquiry and, with respect to the Shareholders after reasonable inquiry with Mr. M. Holsheimer, Mr. P. R. Varkevisser and Mr. E. J. Westhoff.

                  (o) "Material Adverse Effect" means, with respect to any entity any event, change, or occurrence that has a materially adverse effect on
(i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change or occurrence relating (u) to a worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement, (v) to the economy or financial markets in general, (w) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity, (x) to the announcement of the transactions contemplated by this Agreement, (y) absent any other change, the value of the share price of either Party, or (z) with respect to Data Distilleries,

(1) to a failure, absent any other change, to achieve any particular revenue or operating income level or (2) to actions taken by Data Distilleries at the request of or with the approval of SPSS, or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. All references to Material Adverse Effect on SPSS, SPSS Inc. or its Subsidiaries contained in this Agreement shall be deemed to refer solely to SPSS, SPSS Inc. and its Subsidiaries without including its ownership of Data Distilleries and its Subsidiaries after the transactions contemplated by this Agreement.

                  (p) "Net Revenue" means gross revenue determined in accordance with United States Generally Accepted Accounting Principles as applied to software development companies, less reasonable allowances for returns and cancellations and excluding any liabilities and obligations in respect of any value added, ad valoren, sales, use or excise taxes and royalties payable by SPSS and/or SPSS Inc. (i) to indirect distribution partners of SPSS and/or SPSS Inc. or (ii) for third party software embedded in the Data Distilleries Software.

                  (q) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                  (r) "Reconciliation" shall mean a reconciliation of the Data Distilleries audited consolidated financial statements for the years ended 31 December 2001 and 31 December 2002 in accordance with United States Generally Accepted Accounting Principles.

                  (s) "SEC" means the United States Securities and Exchange Commission.

                  (t) "Securities Act" means the Unites States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  (u) "Shareholders Agreement" means that certain Shareholders Agreement in respect of the Company, dated as of July 19, 2000, as amended by an Agreement dated June 14, 2001, a Certificate of Reclarification dated January 2002 and a Declaration dated August 30, 2001.

                  (v) "Shareholder Representative" means the Stichting Data Distilleries Shareholders appointed pursuant to Section 10.1 hereof.

                  (w)      [Intentionally omitted.]

                  (x) "Subsidiary" when used with respect to any Party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

         12.14 Waiver of Nullification. The Parties, the Guarantor and the Shareholder Representative hereby waive their rights, if any, to annul, rescind or dissolve (including gehele danwel partiele ontbinding) this Agreement in whole or in part.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, as of the day and year first written above.

                                    SPSS INTERNATIONAL B.V.

                                    By:    /s/ Jack Noonan
                                           -------------------------------------
                                    Name:  Jack Noonan
                                    Title: Director

                                    SPSS INC.

                                    By:    /s/ Jack Noonan
                                           -------------------------------------
                                    Name:  Jack Noonan
                                    Title: President and Chief Executive Officer

                                    CZF DDI Holding Company N.V., f/k/a Nelinda
                                    Corporation N.V.

                                    By:   /s/ David Spuria
                                          --------------------------------------
                                    Name: David Spuria
                                    Its:  Managing Director

                                    Capital Z Financial Services Fund II, L.P.
                                    for the purpose Section 9.10 and Article 12 of this Agreement

                                    By:   /s/ Debra Randall
                                          --------------------------------------
                                    Name: Debra Randall
                                    Its:  Secretary of Capital Z Partners Ltd.,
                                          Ultimate General Partner of Capital Z
                                          Financial Services Fund II, L.P.

                                    Gilde IT Fund B.V.

                                    By:   /s/ Anton Arts
                                          --------------------------------------
                                    Name: Anton Arts
                                    Its:  Partner

                                    Accenture Technology Ventures S.p.r.l

                                    By: /s/ John T. Kunzweiler
                                        -----------------------------------
                                    Name: John T. Kunzweiler
                                    Its:  Attorney

                                    M. Holsheimer Management B.V.

                                    By:   /s/ M. Holsheimer
                                          --------------------------------------
                                    Name: M. Holsheimer
                                    Its:  Director

                                    Stichting Centrum voor Wiskunde en
                                    Informatica

                                    By: /s/ Prof. dr. P. Adriaans
                                        ---------------------------------------
                                    Name: Prof. dr. P. Adriaans
                                    Its:  Chairman

                                          /s/ B.C.M. Douque
                                    --------------------------------------------
                                    B.C.M. Douque

                                          /s/ A.P.J.M. Siebes
                                    --------------------------------------------
                                    A.P.J.M. Siebes

                                          /s/ M. L. Kersten
                                    --------------------------------------------
                                    M. L. Kersten

                                          /s/ E. J. Westhoff
                                    --------------------------------------------
                                    E.J. Westhoff

         By execution of this Agreement, the undersigned agrees to be bound solely by the terms of this Agreement that apply to the Shareholder Representative, as of the day and year first written above.

                                    STICHTING DATA DISTILLERIES SHAREHOLDERS

                                    By:    /s/ Pieter Varkevisser
                                           -------------------------------------
                                    Name:  Pieter Varkevisser
                                    Title: Director

                                    EXHIBIT A

                     Shareholders of Data Distilleries B.V.

1.    CZF DDI Holding Company N.V., f/k/a Nelinda Corporation N.V.

2.    Gilde IT Fund B.V.

3.    Accenture Technology Ventures S.p.r.l

4.    M. Holsheimer Management B.V.

5.    Stichting Centrum voor Wiskunde en Informatica

6.    B.C.M. Douque

7.    A.P.J.M. Siebes

8.    M. L. Kersten

9.    E.J. Westhoff

                                    EXHIBIT B

                                DEED OF TRANSFER

[Intentionally Omitted]

                             Schedule 2.1(a)(ii)(A)

                   Revenue Calculation - First Earnout Period

         COLUMN A                                            COLUMN B
    CONTRIBUTION RANGE                                   EARN-OUT PAYMENT
-------------------------------------------------------------------------
3,500,000 to 3,669,999Euros                               1,000,000 Euros
-------------------------------------------------------------------------
3,670,000 to 3,829,999 Euros                              1,170,000 Euros
-------------------------------------------------------------------------
3,830,000 to 3,999,999 Euros                              1,330,000 Euros
-------------------------------------------------------------------------
4,000,000 to 4,169,999 Euros                              1,500,000 Euros
-------------------------------------------------------------------------
4,170,000 to 4,329,999 Euros                              1,670,000 Euros
-------------------------------------------------------------------------
4,330,000 to 4,499,999 Euros                              1,830,000 Euros
-------------------------------------------------------------------------
  4,500,000 Euros or above                                2,000,000 Euros
-------------------------------------------------------------------------

                             Schedule 2.1(a)(ii)(B)

                   Revenue Calculation - Second Earnout Period

          COLUMN A                                   COLUMN B
     CONTRIBUTION RANGE                          EARN-OUT PAYMENT
-----------------------------------------------------------------
4,700,000 to 4,849,999 Euros                        750,000 Euros
-----------------------------------------------------------------
4,850,000 to 5,009,999 Euros                        880,000 Euros
-----------------------------------------------------------------
5,010,000 to 5,169,999 Euros                      1,000,000 Euros
-----------------------------------------------------------------
5,170,000 to 5,319,999 Euros                      1,130,000 Euros
-----------------------------------------------------------------
5,320,000 to 5,479,999 Euros                      1,250,000 Euros
-----------------------------------------------------------------
5,480,000 to 5,629,999 Euros                      1,380,000 Euros
-----------------------------------------------------------------
  5,630,000 Euros or above                        1,500,000 Euros
-----------------------------------------------------------------

                                 Schedule 2.4(d)

                          Allocation of Purchase Price

[Intentionally Omitted]